Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

MAY 2, 2015

by and among

PATTERSON COMPANIES, INC.

RAMS MERGER SUB, INC.,

ANIMAL HEALTH INTERNATIONAL, INC.

and

LEONARD GREEN & PARTNERS, L.P.

(solely in its capacity as Holder Representative)

i

4.14	Liabilities	34
4.15	Tax Matters	34
4.16	Employee Benefit Plans	36
4.17	Insurance	37
4.18	Environmental Matters	38
4.19	Real Property; Personal Property	39
4.20	No Other Agreements to Sell	40
4.21	Transactions with Certain Persons	40
4.22	Labor Matters	40
4.23	Absence of Changes	41
4.24	Brokers	41
4.25	Significant Customers and Suppliers	41
4.26	Certain Business Practices	41
4.27	No Other Representations and Warranties	42

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		42

5.1	Organization	42
5.2	Authorization	42
5.3	Binding Agreement	42
5.4	No Breach	43
5.5	Litigation	43
5.6	Financial Ability	43
5.7	Solvency; Surviving Corporation After the Merger	43
5.8	Parent’s and Merger Sub’s Acknowledgment	44
5.9	Brokers	44
5.10	Operations and Assets of Merger Sub	44
5.11	No Other Representations and Warranties	44

ARTICLE VI. COVENANTS OF THE COMPANY		44

6.1	Conduct of Business	44
6.2	Inspection	47
6.3	HSR Act and Regulatory Approvals	47
6.4	Cooperation with Financing	48
6.5	Stockholder Approval	50
6.6	Notice of Certain Events; Supplemental Disclosure	50
6.7	Management Agreement and Stockholders Agreements	50
6.8	No Solicitation of Other Bids	51
6.9	Financial Statement Audit	51
6.10	SEC Filings	52

ARTICLE VII. COVENANTS OF PARENT		52

7.1	HSR Act and Regulatory Approvals	52
7.2	Indemnification and Insurance Matters	53

7.3	Employment Matters	54
7.4	Notice of Certain Events	56
7.5	Post-Closing Access; Preservation of Records	56

ARTICLE VIII. JOINT COVENANTS		57

8.1	Support of Transaction	57
8.2	Tax Matters	57
8.3	Further Assurances	61

ARTICLE IX. CONDITIONS TO OBLIGATIONS		61

9.1	Conditions to Obligations of Parent, Merger Sub and the Company	61
9.2	Conditions to Obligations of Parent and Merger Sub	61
9.3	Conditions to the Obligations of the Company	62
9.4	Frustration of Closing Conditions	63

ARTICLE X. TERMINATION		63

10.1	Termination	63
10.2	Effect of Termination	64

ARTICLE XI. HOLDER REPRESENTATIVE		64

11.1	Designation and Replacement of Holder Representative	64
11.2	Authority and Rights of the Holder Representative; Limitations on Liability	65

ARTICLE XII. INDEMNIFICATION		66

12.1	Survival of Representations, Warranties and Covenants	66
12.2	Indemnification	66
12.3	Indemnification Claim Procedures	67
12.4	Limitations on Indemnification Liability	68
12.5	Mitigation of Losses	69
12.6	Indemnification Sole and Exclusive Remedy	70
12.7	Treatment of Indemnification Payments	70

ARTICLE XIII. MISCELLANEOUS		70

13.1	Waiver	70
13.2	Notices	71
13.3	Assignment	72
13.4	Rights of Third Parties	73
13.5	Expenses; Attorneys’ Fees	73
13.6	Governing Law; Waiver of Jury Trial	73
13.7	Captions; Counterparts	74
13.8	Schedules and Exhibits	74

13.9	Entire Agreement	74
13.10	Amendments	75
13.11	Publicity	75
13.12	Severability	75
13.13	Jurisdiction	75
13.14	Enforcement	76
13.15	Non-Recourse	76
13.16	Acknowledgement and Waiver	77

EXHIBITS

Exhibit A	–	Form of Statement of Merger
Exhibit B	–	Form of Amended and Restated Certificate of Incorporation
Exhibit C	–	Form of Amended and Restated Bylaws
Exhibit D	–	Form of Transmittal Letter
Exhibit E	–	Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 2, 2015, is entered into by and among Patterson Companies, Inc., a Minnesota corporation (“Parent”), Rams Merger Sub, Inc., a Colorado corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Animal Health International, Inc., a Colorado corporation (the “Company”), and Leonard Green & Partners, L.P., a Delaware limited partnership, solely in its capacity as the initial Holder Representative hereunder. Parent, Merger Sub, the Company and, solely in its capacity as such and to the extent applicable, the Holder Representative, are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Article 111 of Title 7 of the CBCA, Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub, an entity organized for the sole purpose of entering into the transactions contemplated hereby, will merge with and into the Company, with the Company as the Surviving Corporation (as defined below) and a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, and have determined that the Merger is advisable to, and in the best interests of, such Party and its stockholders and have recommended, to the extent required, that such Party’s stockholders consent to and approve this Agreement, the Merger and the related transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

WHEREAS, prior to or concurrently with the execution of this Agreement, each holder of Company Preferred Stock has delivered to the Company their consent to the treatment of the Company Preferred Stock under this Agreement; and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as the representative of the Company Equityholders (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub, the Company, and Leonard Green & Partners, L.P., a Delaware limited partnership, solely in its capacity as the initial Holder Representative hereunder, agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“2014 Financial Statements” means the audited consolidated balance sheet, income statement, statement of cash flows and statement of shareholder’s equity (deficit) of the Company and the Company’s Subsidiaries for the fiscal year ended June 30, 2014.

“2015 Financial Statements” has the meaning specified in Section 6.9.

“Acquisition Proposal” has the meaning specified in Section 6.9(a).

“Action” means any claim, action, cause of action, demand, suit, audit, assessment, arbitration, inquiry, citation, summons, subpoena, notice of violation, or any proceeding or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise whether at law or in equity, in each case that is by, before, or using the service of process and other rules of procedure promulgated by any Governmental Authority.

“Adjustment Amount” means the sum (which may be positive or negative) of (i) the difference of Closing Date Net Working Capital (as finally determined in accordance with Section 3.5(b)) minus Estimated Closing Date Net Working Capital, plus (ii) the difference of Estimated Closing Date Indebtedness minus Closing Date Indebtedness (as finally determined in accordance with Section 3.5(b)), plus (iii) the difference of Closing Date Cash (as finally determined in accordance with Section 3.5(b)) minus Estimated Closing Date Cash.

“Adjustment Escrow Account” has the meaning specified in Section 3.6(b).

“Adjustment Escrow Amount” has the meaning specified in Section 3.6(b).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Common Pro Rata Percentage” means the aggregate Common Pro Rata Percentages of all Company Stockholders.

“Aggregate Consideration” means the sum of (i) the Common Merger Consideration and (ii) the aggregate Option Consideration, which sum shall be adjusted in the amount of the Adjustment Amount pursuant to Section 3.5(c).

“Aggregate Exercise Price” means the aggregate exercise price of all Company Options (whether or not then vested and exercisable) outstanding immediately prior to the Effective Time.

“Aggregate Option Pro Rata Percentage” means the aggregate Option Pro Rata Percentages of all Company Optionholders. For the avoidance of doubt, the sum of the Aggregate Option Pro Rata Percentage and the Aggregate Common Pro Rata Percentage shall equal 100%.

“Agreement” has the meaning specified in the preamble hereto.

“Auditor” has the meaning specified in Section 3.5(b).

“Benefit Plans” has the meaning specified in Section 4.16(a).

“Board” has the meaning specified in Section 3.1(d).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash and Cash Equivalents” means the cash and cash equivalents and marketable securities held by the Company and its Subsidiaries determined in accordance with GAAP, applied on a basis consistent with the 2014 Financial Statements and without giving effect to any of transactions contemplated hereby.

“CBCA” means the Colorado Business Corporation Act, Colo. Rev. Stat. §§ 7-101-101 through 7-117-105.

“Certificate” has the meaning specified in Section 3.2(b).

“Change in Control Payments” means any severance, change in control, termination or similar amounts payable to any members of management or employees of the Company solely as a result of the Merger (and not as a result of a “double trigger” provision where the Merger is one such trigger).

“Closing” has the meaning specified in Section 2.3.

“Closing Balance Sheet” has the meaning specified in Section 3.5(a).

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash” has the meaning specified in Section 3.5(a).

“Closing Date Indebtedness” has the meaning specified in Section 3.5(a).

“Closing Date Net Working Capital” has the meaning specified in Section 3.5(a).

“Closing Date Payments” means the payment in full, in cash, of the Estimated Aggregate Consideration and all other amounts to be paid by Parent or Merger Sub, or the Company, the Surviving Corporation or their Subsidiaries, including the repayment of Funded Debt pursuant to Section 3.9, the payment of Outstanding Company Expenses and the deposit of each of the Indemnification Escrow Amount and the Adjustment Escrow Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Merger Consideration” means the product of (i) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (giving effect to the Company Preferred Stock Conversion and excluding any shares of Company Common Stock that would be outstanding as a result of the exercise of all outstanding Company Options at such time), multiplied by (ii) the Common Per Share Amount.

“Common Per Share Amount” means an amount equal to (a) the sum of (i) the Estimated Aggregate Consideration, plus (ii) the Aggregate Exercise Price, divided by (b) the Fully Diluted Share Number.

“Common Pro Rata Percentage” means, with respect to each Company Stockholder, a percentage equal to the quotient of (i) the aggregate number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time (giving effect to the Company Preferred Stock Conversion and excluding any shares of Company Common Stock that would be held by such Company Equityholder as a result of the exercise of all outstanding Company Options held by such Company Stockholder at such time), divided by (ii) the Fully Diluted Share Number.

“Company” has the meaning specified in the preamble hereto.

“Company Common Stock” has the meaning specified in Section 4.4(a).

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Disclosure Schedules” has the meaning specified in Article IV.

“Company Equity Plan” means the 2011 Stock Option Plan of Animal Health International, Inc.

“Company Equityholders” has the meaning specified in Section 3.1(d).

“Company Fundamental Representations” has the meaning specified in Section 9.2(a).

“Company IP” means all Intellectual Property owned by the Company and the Company’s Subsidiaries.

“Company Non-Voting Common Stock” has the meaning specified in Section 4.4(a).

“Company Optionholder” has the meaning specified in Section 3.1(d).

“Company Options” means the outstanding options to purchase Company Common Stock granted under the Company Equity Plan.

“Company Preferred Stock” has the meaning specified in Section 4.4(a).

“Company Preferred Stock Conversion” has the meaning specified in Section 3.1(a).

“Company Stockholders” has the meaning specified in Section 3.1(b).

“Company Voting Common Stock” has the meaning specified in Section 4.4(a).

“Compensation Costs” means any compensation costs for employees and service providers (including any vesting, exercise, exchange or cancellation of Options, other compensatory equity-based awards, deferred compensation, Change in Control Payments, other bonuses, and employment taxes related to any of the foregoing) incurred by the Company or any of its Subsidiaries in connection with or as a result of the transactions contemplated herein that are deductible for Income Tax purposes on a Tax Return of the Company or any of its Subsidiaries for the Stub Period.

“Confidentiality Agreement” has the meaning specified in Section 13.9.

“Constituent Companies” has the meaning specified in Section 2.1.

“Continuing Employees” has the meaning specified in Section 7.3(b).

“Contracts” means all legally binding contracts, agreements, subcontracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, purchase orders, and arrangements (including any and all amendments and modifications thereto), whether written or oral; provided, that Contracts shall not include any Governmental Orders or Permits.

“Credit Agreement” means that certain Credit Agreement, dated as of June 10, 2011, by and among the Company, certain subsidiaries of the Company, as guarantors, U.S. Bank National Association, as administrative agent, issuing bank and swing line lender, and the several lenders from time to time party thereto, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“Credit Documents” means the Credit Agreement together with all Loan Documents (as defined in the Credit Agreement).

“Credit Holder” has the meaning specified in Section 3.7(a).

“DEA” has the meaning specified in Section 4.8.

“Deductible” has the meaning specified in Section 12.4(b).

“Determination Date” has the meaning specified in Section 3.5(b).

“Dissenter Demands” has the meaning specified in Section 3.3(c).

“Dissenter’s Rights Statute” has the meaning specified in Section 3.3(a).

“Dissenting Shares” has the meaning specified in Section 3.3(a).

“Dissenting Stockholder” has the meaning specified in Section 3.3(a).

“Effective Time” has the meaning specified in Section 2.3.

“End Date” has the meaning specified in Section 10.1(b).

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, presence, treatment, recycling, generation, transportation, release, exposure to, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal or dumping of Hazardous Materials by the Company or any of its Subsidiaries.

“Environmental Laws” means any applicable Law with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Material. The term “Environmental Laws” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, as amended, 7 U.S.C. §§ 136 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq. (to the extent related to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Accounts” means each of the Adjustment Escrow Account and the Indemnification Escrow Account.

“Escrow Agent” has the meaning specified in Section 3.6(a).

“Escrow Agreement” has the meaning specified in Section 3.6(a).

“Estimated Aggregate Consideration” has the meaning specified in Section 3.4(a).

“Estimated Closing Date Cash” has the meaning specified in Section 3.4(b).

“Estimated Closing Date Indebtedness” has the meaning specified in Section 3.4(b).

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.4(b).

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $230,000,000.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“FCPA” has the meaning specified in Section 4.26.

“FDA” has the meaning specified in Section 4.8.

“Financial Statements” has the meaning specified in Section 4.13.

“Financing” has the meaning specified in Section 6.4.

“Financing Sources” means any Person (other than Parent or any of its Affiliates) that has committed to provide or otherwise entered into agreements in connection with the Financing and the parties to any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, each together with its respective former, current and future equityholders, controlling persons, Representatives, Affiliates, members, managers, general or limited partners or successors or assignees of such Persons and/or their respective Affiliates, successors and assigns.

“Fully Diluted Share Number” means, without duplication, (i) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (giving effect to the Company Preferred Stock Conversion), plus (ii) the maximum aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options and any other rights (whether or not vested or exercisable) that are outstanding immediately prior to the Effective Time.

“Fundamental Representations” has the meaning specified in Section 9.3(a).

“Funded Debt” means all Indebtedness of the Company and its Subsidiaries for borrowed money pursuant to the Credit Agreement outstanding as of the close of business on the Closing Date, together with all accrued but unpaid interest thereon as of the close of business on the Closing Date, and all prepayment penalties, breakage fees and other exit fees paid or payable in the event that such Indebtedness is to be repaid as of the close of business on the Closing Date.

“Funding Amount” has the meaning specified in Section 3.2(a).

“GAAP” has the meaning specified in Section 3.5(a).

“Governing Documents” means (a) the articles or certificate of formation or incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government or political subdivision thereof, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal, including self-regulated organizations or other non-governmental regulatory or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance, chemical, product, derivative, compound, mixture, solid, liquid, mineral, gas or waste, whether naturally occurring or manmade, that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive” (or words of similar intent or meaning) under applicable Environmental Laws as in effect as of the date hereof, including petroleum, petroleum by-products, gasoline, radioactive materials or wastes, asbestos or asbestos-containing material, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, flammable or explosive substances or pesticides.

“Holder Allocable Expenses” has the meaning specified in Section 3.8.

“Holder Representative” has the meaning specified in Section 11.1.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any income, franchise, net profits, excess profits or similar Tax measure on the basis of net income or net profits.

“Indebtedness” means, without duplication (but in each case excluding obligations of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries), the sum of (in each case, including any accrued interest, prepayment penalties, make whole payments and premiums, fees and other amounts due on payment) (a) all obligations of the Company and its Subsidiaries for borrowed money, (b) other indebtedness of the Company and its Subsidiaries evidenced by notes, bonds, debentures or other debt securities, (c) any obligations of the Company or any of its Subsidiaries to pay the deferred purchase price of property, goods or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) all liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and other similar arrangements designed to provide protection against fluctuations in interest or currency rates, (e) all obligations of the Company or any of its Subsidiaries as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP, (f) reimbursement obligations with respect to outstanding draws upon letters of credit, (g) checks issued against future deposits, (h)

current Income Taxes payable, and (i) indebtedness of the types described in clauses (a), (b), (c), (d), (e), (f), (g), (h), and (i) guaranteed, directly or indirectly, in any manner by the Company or any of its Subsidiaries; provided, that Indebtedness shall not (a) include any Indebtedness incurred by Parent, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated hereby or (b) except with respect to clauses (h) and (y), take into account any of the transactions contemplated hereby; provided, further, that current Income Taxes payable shall (x) not be less than zero and (y) take into account all Compensation Costs, Transaction Tax Deductions and any other amounts properly deductible for Income Tax purposes in the Stub Period.

“Indemnification Claim” means any claim by an Indemnified Party made pursuant to Article XII.

“Indemnification Escrow Account” has the meaning specified in Section 3.6(a).

“Indemnification Escrow Amount” has the meaning specified in Section 3.6(a).

“Indemnified Party” has the meaning specified in Section 12.3(a).

“Indemnitor” means the party required to provide indemnification pursuant to Section 12.2.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Insurance Policies” has the meaning set forth in Section 4.17.

“Intellectual Property” means all intellectual property rights including all: (i) patents and patent applications (including all reissues, divisionals, continuations, continuations-in-part and extensions thereof), (ii) trademarks, service marks, trade names, similar designations of source or origin and all applications and registrations in connection therewith, and the goodwill associated therewith, (iii) copyrights and designs, and all applications and registrations in connection therewith, (iv) intellectual property rights in websites and internet domain names, (v) trade secrets, and any other intellectual property rights in business and technical information, know-how, and inventions, and (vi) intellectual property rights in software.

“IP Licenses” has the meaning specified in Section 4.10(a).

“L&W” has the meaning specified in Section 13.16(a).

“Law” means any statute, law, ordinance, rule, regulation, code, order, constitution, treaty, common law, judgment, decree, or Governmental Order, in each case, of any Governmental Authority.

“Leased Premises” has the meaning specified in Section 4.19(b).

“Leases” has the meaning specified in Section 4.19(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Losses” means all liabilities, losses, damages, fines, penalties, deficiencies, Actions, judgments, interest, awards, and other costs and expenses of whatever kind, including reasonable attorneys’ fees and the reasonable cost of pursuing any insurance providers.

“Majority Equityholders” has the meaning specified in Section 11.1.

“Management Agreement” means that certain Management Services Agreement, dated as of June 10, 2011, by and among the Company (f/k/a Lextron, Inc.) and Leonard Green & Partners, L.P., and as such may have been amended from time to time.

“Material Adverse Effect” means any change, effect, event or occurrence that individually or in the aggregate with other events, effects, circumstances, matters, occurrences or developments has had, or could reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or the Company’s ability to consummate the transactions contemplated hereby; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining, whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, (d) any change generally affecting any of the industries in which the Company or any of its Subsidiaries operates, (e) the compliance by the Company with the terms of this Agreement or the taking of any action at the request of Parent or any action required or contemplated by this Agreement, (f) any natural disaster or weather conditions, including, without limitation, any earthquake, hurricane, tornado or drought, (g) any acts of terrorism or war or the outbreak or escalation of hostilities and (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections or forecasts; provided, that this clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided, however, that any change, effect, event or occurrence referred to in clauses (a), (b), (d), (f) or (g) above shall be taken into account in determining whether there has been or could be a “Material Adverse Effect” to the extent such change, effect, event or occurrence has a disproportionate effect on the Company and its Subsidiaries compared to other participants in the industries in which the Company and its Subsidiaries conduct business.

“Maximum Premium” has the meaning specified in Section 7.2(b).

“Merger” has the meaning specified in the recitals hereto.

“Merger Sub” has the meaning specified in the preamble hereto.

“Net Working Capital” means the sum of (a) a positive amount equal to the consolidated current assets of the Company and its Subsidiaries (other than Cash and Cash Equivalents, current Income Tax assets and deferred tax assets) and (b) a negative amount equal to the consolidated current liabilities of the Company and its Subsidiaries (other than current Income Tax liabilities, deferred tax liabilities, Outstanding Company Expenses and Indebtedness), each component of such current assets and current liabilities will be calculated on a consolidated basis in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used by the Company in the preparation of the 2014 Financial Statements and without giving effect to any of transactions contemplated hereby. Notwithstanding the foregoing, for purposes of calculating Net Working Capital, current assets shall exclude any inventory SKU that has not been sold within the last 12 months and is not returnable, net of any inventory reserve. Schedule 1.1(a) sets forth an example calculation of Net Working Capital, as of March 31, 2015, prepared in a manner consistent with the foregoing definition of Net Working Capital.

“Option Consideration” means with respect to each Company Option the product of (A) the Common Per Share Amount less the per share exercise price of such Company Option multiplied by (B) the number of shares of Company Common Stock underlying such Company Option (excluding any shares for which any such Company Option was exercised, forfeited or otherwise terminated prior to the Effective Time), without interest and rounded to the nearest cent ($0.01).

“Option Pro Rata Percentage” means, with respect to each Company Optionholder, a percentage equal to the quotient of (i) the aggregate number of shares of Company Common Stock immediately prior to the Effective Time solely in respect of the exercise of all Company Options held by such Company Optionholder at such time (assuming the exercise of all such Company Options), divided by (ii) the Fully Diluted Share Number.

“Outstanding Company Expenses” has the meaning specified in Section 3.8.

“Owned Real Property” has the meaning specified in Section 4.19(a).

“Parent” has the meaning specified in the preamble hereto.

“Parent Cure Period” has the meaning specified in Section 10.1(c).

“Parent Disclosure Schedules” has the meaning specified in Article V.

“Parent Fundamental Representations” has the meaning specified in Section 9.3(a).

“Parent Indemnified Parties” has the meaning specified in Section 12.2(a).

“Party” or “Parties” has the meaning specified in the preamble hereto.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or required to be obtained from a Governmental Authority.

“Permitted Liens” means (i) mechanics’, materialmen’s and similar Liens arising in the ordinary course with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and which are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings intended to prevent any sale or forfeiture of the applicable property, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property, provided such agreements with such third parties were entered into in the ordinary course of business consistent with past practice, (vi) Liens arising under the Credit Documents, and (vii) Liens described on Schedule 1.1(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pro Rata Percentage” means, with respect to each Company Equityholder, a percentage equal to the quotient of (i) the aggregate number of shares of Company Common Stock held by such Company Equityholder on a fully diluted basis (giving effect to the Company Preferred Stock Conversion and assuming the exercise of all Company Options), divided by (ii) the Fully Diluted Share Number.

“Qualified Letter of Credit” means a standby letter of credit, in a form acceptable to the Escrow Agent and Parent, issued by a bank that has an investment grade credit rating by both Moody’s and Standard & Poor’s, and which shall only terminate (a) as permitted by Section 3.7, (b) with the written consent of Parent or (c) on a date at least three (3) Business Days after the Survival Expiration Date.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representatives” means a party’s officers, directors, employees, financial advisors, attorneys, accountants or other advisors and consultants.

“Requisite Stockholders” means the approval (by vote or written consent) of the holders of (a) at least a majority of the outstanding shares of Company Preferred Stock and (b) at least a majority of the outstanding shares of Company Voting Common Stock.

“SEC” means the United States Securities and Exchange Commission.

“S&H” has the meaning specified in Section 13.16(a).

“Significant Customers” has the meaning specified in Section 4.25.

“Significant Suppliers” has the meaning specified in Section 4.25.

“Sponsor Director” has the meaning specified in Section 7.2(a).

“Statement of Merger” has the meaning specified in Section 2.1.

“Stockholder Approval” has the meaning specified in Section 4.3(b).

“Stockholders Agreements” means each of (a) that certain Stockholders’ Agreement, dated as of June 10, 2011, by and among the Company (f/k/a Lextron, Inc.), Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., LGP Animal Coinvest LLC and the other Company Stockholders parties thereto and (b) that certain Registration Rights Agreement, dated as of June 10, 2011, by and among the Company (f/k/a Lextron, Inc.), Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., LGP Animal Coinvest LLC and the other Company Stockholders parties thereto.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Stub Period” means the taxable period (or portion thereof) that ends on the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Survival Expiration Date” has the meaning specified in Section 12.1.

“Surviving Corporation” has the meaning specified in Section 2.1.

“Surviving Provisions” has the meaning specified in Section 10.2.

“Tax” means any federal, state, local, foreign, and other taxes (including income, profits, windfall profits, production, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, transfer, lease, real property, personal property, real property gains, inventory, stamp, capital stock, excise, premium, service, service use, withholding, occupation, social security, payroll, occupation, employment, unemployment, severance, disability, environmental, registration, license, unclaimed property, escheat, withholding and estimated tax) or other similar fees, assessments or charges of any kind whatsoever imposed by a Governmental Authority, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning specified in Section 8.2(b)(i).

“Tax Return” means any return, report, statement, declaration, or document (including any refund claim, information statement, or amendment) with respect to Taxes and required to be filed with a taxing authority.

“Terminating Company Breach” has the meaning specified in Section 10.1(b).

“Terminating Parent Breach” has the meaning specified in Section 10.1(c).

“Transaction Documents” means this Agreement and the Escrow Agreement.

“Transaction Tax Deductions” means amounts that are deductible for Income Tax purposes on a Tax Return of the Company or any of its Subsidiaries for the Stub Period incurred by the Company or any of its Subsidiaries in connection with or as a result of the transactions contemplated herein for the following payments: (i) any debt repayment costs (including any interest, original issue discount, prepayment costs, and accelerated deferred financing costs related to the repayment of Indebtedness), and (ii) any investment banking, legal, accounting or other advisory or consulting costs.

“Transfer Taxes” has the meaning specified in Section 8.2(a).

“Transmittal Letter” has the meaning specified in Section 3.2(b).

“Treasury Regulations” means the regulations promulgated under the Code.

“USDA” has the meaning specified in Section 4.8.

“Waived Benefit” has the meaning specified in Section 7.3(e).

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) All references herein to “$” or “dollars” shall refer to United States dollars.

1.3 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual or constructive knowledge after due inquiry of, in the case of the Company, Robert Hummel, John Adent and Dave Wagley, and in the case of Parent, Scott Anderson, Ann Gugino, and George Henriques.

ARTICLE II.

THE MERGER; CLOSING

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) shall cause Merger Sub to be merged with and into the Company, and upon consummation of the Merger, the separate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the CBCA as a wholly owned Subsidiary of Parent. The Merger shall be consummated in accordance with this Agreement and the CBCA and evidenced by a Statement of Merger of Merger Sub with and into the Company in substantially the form of Exhibit A (the “Statement of Merger”), such Merger to be consummated as of the Effective Time.

2.2 Effects of the Merger. At and after the Effective Time: (a) the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies, (b) all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation, (c) all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Companies, and (d) the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; provided, that all Liens upon any property of either Constituent Company shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. All of the foregoing shall be in accordance with the applicable provisions of the CBCA.

2.3 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, commencing at 10:00 a.m. Eastern time on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Parent and the Company may mutually agree; provided that, notwithstanding the foregoing, the Closing shall in no event occur earlier than June 16, 2015, unless an earlier date is specified in writing by Parent upon at least three (3) Business Days’ prior written notice. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Parent, Merger Sub and the Company shall cause the Statement of Merger to be executed, delivered and filed with the Secretary of State of the State of Colorado on the Closing Date. The Merger shall become effective at the time when the Statement of Merger has been duly filed with the Secretary of State of the State of Colorado and has become effective in accordance with the CBCA or at such later time as may be agreed by Parent and the Company in writing and specified in the Statement of Merger (the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entirety in the form of the certificate of incorporation attached hereto as Exhibit B and bylaws attached hereto as Exhibit C, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of the Company immediately prior to the Effective Time), and as so amended shall be the amended and restated certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended as provided therein and under the CBCA.

2.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall from and after the Effective Time be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III.

EFFECTS OF THE MERGER ON SECURITIES

3.1 Conversion of Securities.

(a) Immediately prior to the Effective Time, each share of Company Preferred Stock issued and outstanding will be canceled and extinguished and will be converted automatically into one (1) share of Company Common Stock (the “Company Preferred Stock Conversion”).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Company Common Stock (such holders collectively, the “Company Stockholders”), each share of Company Common Stock (excluding, for avoidance of doubt, (i) Company Options, which shall be treated as provided for in Section 3.1(d), (ii) any Dissenting Shares, which shall be treated as provided for in Section 3.3, and (iii) any issued and outstanding shares of Company Common Stock owned by the Company, Parent or Merger Sub, which shall be treated as provided for in Section 3.1(c), but including, for the avoidance of doubt, the shares of Company Common Stock issued in connection with the Company Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and will be converted automatically into the right to receive upon surrender of the Certificate representing such share of Company Common Stock in the manner provided in Section 3.2, the Common Per Share Amount in cash, without interest thereon.

(c) At the Effective Time, each issued and outstanding share of Company Common Stock that is owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired without any conversion thereof pursuant to Section 3.1(a) and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Immediately prior to the Effective Time, all Company Options that remain outstanding and unexercised at such time shall vest, to the extent then-unvested. Each Company Option that is outstanding and which has not been exercised immediately prior to the Effective Time shall be terminated at the Effective Time and each holder of one or more such terminated Company Options (each, a “Company Optionholder” and collectively with the Company Stockholders, the “Company Equityholders”) shall be entitled to receive, in full settlement and cancellation thereof, the applicable Option Consideration (if any), it being understood that if the Option Consideration with respect to any Company Option is zero or a negative number, then the holder of such Company Option shall not be entitled to receive any consideration in respect of such Company Option or the termination thereof. Payments of Option Consideration shall be made in accordance with Section 3.2(d). Prior to the Effective Time, the board of directors of the Company (the “Board”) shall adopt appropriate resolutions and take such other actions as may be necessary to effect the provisions of this Section 3.1(d).

(e) Each issued and outstanding share of the common stock, par value $0.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of the common stock of the Surviving Corporation.

3.2 Payments and Submission of Transmittal Letters.

(a) Immediately prior to the Effective Time, Parent shall pay to an exchange agent (the “Exchange Agent”) selected by the Company at least ten (10) Business Days prior to the Closing Date and reasonably acceptable to Parent, by wire transfer of immediately available funds, an aggregate amount (the “Funding Amount”) necessary to pay to each Company Stockholder (other than any Dissenting Stockholders) the applicable Common Merger Consideration to which such Company Stockholder is entitled hereunder.

(b) Prior to the Closing Date, the Company shall mail or otherwise deliver to each Company Stockholder a letter of transmittal, substantially in the form of Exhibit D (the “Transmittal Letter”), which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the certificates representing Company Common Stock (the “Certificates”) shall pass, only upon delivery of the Certificates to the Exchange Agent. In the event that, prior to the Closing Date, a Company Stockholder surrenders a Certificate or affidavit of loss to the Exchange Agent, together with delivery of a Transmittal Letter, duly completed and validly executed in accordance with the instructions thereto, such Company Stockholder shall be entitled to receive in exchange therefor payment at the Closing of the applicable portion of the Common Merger Consideration pursuant to Section 3.1(b), and the Certificate so surrendered shall forthwith be canceled. Following the Closing, upon surrender of a Certificate or affidavit of loss to the Exchange Agent, together with delivery of such Transmittal Letter, duly completed and validly executed in accordance with the instructions thereto, the applicable Company Stockholder shall be entitled to receive in exchange therefor payment, as soon as reasonably practicable, of the applicable portion of the Common Merger Consideration pursuant to Section 3.1(b), and the Certificate so surrendered shall forthwith be canceled.

(c) Promptly following the date which is one year after the Closing Date, Parent shall instruct the Exchange Agent to deliver to Parent all cash, Transmittal Letters and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Company Stockholder may deliver Transmittal Letters to Parent and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Parent shall promptly pay, the applicable portion of the Common Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

(d) Each Company Optionholder shall be entitled to receive on the next payroll payment date following the Closing (but in no event more than 15 days after the Closing Date), in exchange for the Company Options held by such Company Optionholder immediately prior to the Effective Time, payment of the applicable Option Consideration (subject to Section 3.10) that such Company Optionholder has the right to receive pursuant to Section 3.1(d).

(e) If the Common Merger Consideration payable to a Company Stockholder is to be paid to a Person other than the Person in whose name the relevant Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such amount that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer.

(f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Company Stockholder claiming such Certificate to be lost, stolen or destroyed, in such form and containing such substance reasonably acceptable to Parent, Parent will pay (or cause the Exchange Agent to pay) in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Common Merger Consideration to be paid with respect thereto, subject to the terms and conditions in this Article III.

3.3 Dissenter’s Rights.

(a) Any shares of Company Common Stock held by a Company Stockholder who has complied with all applicable provisions of Article 113 of Title 7 of the CBCA (the “Dissenter’s Rights Statute”), properly exercised dissenter’s rights thereunder with respect to such holder’s shares of Company Common Stock, and not effectively withdrawn or lost (through failure to perfect or otherwise) such dissenter’s rights (such shares collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable portion of the Common Merger Consideration as set forth in Section 3.1 hereof or the contingent right to receive any other amounts payable to the Company Stockholders pursuant to Sections 3.5(d), 3.5(e), 3.6(a), or 11.2, but the holder thereof (each a “Dissenting Stockholder”) shall only be entitled to such rights as are provided by the CBCA.

(b) Notwithstanding the provisions of Section 3.3(a) hereof, in the event that, prior to the Determination Date, any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Stockholder’s dissenter’s rights with respect to such shares under the Dissenter’s Rights Statute, then, as of the later of the Effective Time and the occurrence of such event, such shares shall automatically be converted into and represent only the right to receive the applicable portion of the Common Merger Consideration set forth in and subject to the provisions of this Agreement, upon surrender of the Certificate(s) formerly representing such shares, and such formerly Dissenting Stockholder shall be entitled to any applicable amounts otherwise payable to the Company Stockholders pursuant to Sections 3.5(d), 3.5(e), 3.6(a), or 11.2.

(c) The Company shall give Parent (i) prompt notice of any demand for payment, any notice of intent to demand payment, or any other assertion of dissenter’s or appraisal rights, whether under the Dissenter’s Rights Statute or otherwise (collectively, the “Dissenter Demands”) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such Dissenter Demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such Dissenter Demands or offer or agree to settle or settle any such Dissenter Demands.

(d) Notwithstanding any provision of this Article III to the contrary, in the event that, as of the Determination Date, there are any Dissenting Shares held by a Dissenting Stockholder that does not effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Stockholder’s dissenter’s rights with respect to such Dissenting Shares under the Dissenter’s Rights Statute, then (i) from and after the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each Dissenting Shareholder shall cease to have any rights with respect to such Dissenting

Shares, except any right that such Dissenting Holder may have to receive payment therefor pursuant to the Dissenter’s Rights Statute, (ii) any payment by Parent that would have been required to have been paid to any such Dissenting Stockholder (assuming, for this purpose, that such Dissenting Stockholder had not exercised dissenter’s rights) under this Agreement shall be retained by Parent, and (iii) any amounts otherwise payable to such Dissenting Stockholder in respect of such Dissenting Shares pursuant to Sections 3.5(d), 3.5(e), 3.6(a), or 11.2 shall be payable to Parent in lieu of such Dissenting Stockholder, and the Dissenting Stockholder’s sole remedies shall be as provided under the Dissenter’s Rights Statute. Each Dissenting Shareholder holding of record or beneficially owning Dissenting Shares who becomes entitled under the CBCA to payment with respect to such Dissenting Shares shall receive payment therefor from the Surviving Corporation.

3.4 Estimated Aggregate Consideration; Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Indebtedness; Estimated Closing Date Cash.

(a) Subject to the adjustments set forth in Section 3.5, the “Estimated Aggregate Consideration” shall consist of One Billion One Hundred Million Dollars ($1,100,000,000), plus (i) the Estimated Net Working Capital Adjustment Amount, less (ii) Estimated Closing Date Indebtedness, plus (iii) Estimated Closing Date Cash, less (iv) the Indemnification Escrow Amount, less (v) the Adjustment Escrow Amount, and less (vi) the Outstanding Company Expenses paid by Parent at Closing in accordance with Section 3.8.

(b) Not less than two (2) Business Days prior to the Closing Date and in no event more than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent (i) an estimate of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date, and (ii) a written statement setting forth (A) its good faith estimate of (1) Estimated Aggregate Consideration, (2) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (3) Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), (4) Closing Date Cash (“Estimated Closing Date Cash”) and (5) Outstanding Company Expenses, (B) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount, and (C) each Company Equityholder’s Pro Rata Percentage, Common Pro Rata Percentage and Option Pro Rata Percentage, as applicable.

3.5 Adjustment Amount.

(a) As soon as reasonably practicable following the Closing Date, and in any event within 75 days thereof, Parent shall prepare and deliver to the Holder Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital as of the close of business on the Closing Date (“Closing Date Net Working Capital”), (iii) a calculation of the aggregate amount of all Indebtedness of the Company as of the close of business on the Closing Date (“Closing Date Indebtedness”) and (iv) a calculation of Cash and Cash Equivalents of the Company as of the close of business on the Closing Date (“Closing Date Cash”). The Closing Balance Sheet and calculation of Closing Date Net Working Capital shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used by the Company in the preparation of the 2014 Financial Statements and not taking into account any of the transactions contemplated hereby. Notwithstanding the foregoing, for purposes of calculating Closing Date Net Working Capital, current assets shall exclude any inventory SKU that has not been sold within the last 12 months and is not returnable, net of any inventory reserve. Following Parent’s delivery of the Closing Balance Sheet, Parent shall provide the Holder Representative and its representatives reasonable access to the relevant records, personnel and (subject to the execution of customary work paper access letters if requested) accountants of the Surviving Corporation and its Subsidiaries relating to the preparation of the Closing Balance Sheet and shall cause the relevant knowledgeable personnel of the Surviving Corporation and its Subsidiaries to reasonably cooperate with the Holder Representative in connection with its review of the Closing Balance Sheet, it being understood that such access shall be provided and cooperation given only when the Holder Representative is reviewing the Closing Balance Sheet. The Auditor shall resolve any dispute between Parent and the Holder Representative as to whether appropriate access has been provided and cooperation given under this Section 3.5(a).

(b) If the Holder Representative shall disagree with the calculation of Closing Date Net Working Capital, Closing Date Indebtedness and/or Closing Date Cash, it shall notify Parent of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement and its calculation of Closing Date Net Working Capital, Closing Date Indebtedness and/or Closing Date Cash, within 30 days after its receipt of the Closing Balance Sheet. In the event that the Holder Representative does not provide such a notice of disagreement within such 30-day period, the Holder Representative shall be deemed to have accepted the Closing Balance Sheet and the calculation of Closing Date Net Working Capital, Closing Date Indebtedness and Closing Date Cash delivered by Parent which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Parent and the Holder Representative shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Indebtedness and/or Closing Date Cash. If, at the end of such period, they are unable to resolve such disagreements, then Grant Thornton LLP (or, if Grant Thornton LLP declines or is unable to serve such role, such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Parent and the Holder Representative) (the “Auditor”) shall resolve any disagreements that were presented in the Holder Representative’s notice of disagreement and remain unresolved. Each of Parent and the Holder Representative shall promptly after engagement of the Auditor provide their assertions regarding the Closing Date Net Working Capital, Closing Date Indebtedness, and/or Closing Date Cash and, to the extent relevant thereto, the Closing Balance Sheet in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the Parties agree shall not be later than the later of the date that is 45 days following the day on which the Auditor is retained or the date provided in the Auditor’s engagement letter). The Auditor shall base its determination solely on (i) the written submission of the Parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Closing Date Net Working Capital, Closing Date Indebtedness, and/or Closing Date Cash require adjustment (only with respect to the remaining disagreements that were included in the Holder Representative’s notice of disagreement and submitted to the Auditor) in order to be determined in accordance with Section 3.5(a) (including the definitions of the defined terms used in Section 3.5(a)). The determination of the Auditor for each item of disagreement submitted to it shall (x) be within the range of values assigned to such item by Parent and the Holder Representative in their respective written assertions to the Auditor and (y) be final, conclusive and binding on the Parties. The date on which Closing Date Net Working Capital, Closing Date Indebtedness, and Closing Date Cash are finally determined in accordance with this Section 3.5(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne between Parent, on the one hand, and the Holder Representative, as a Holder Allocable Expense, on the other, based on the percentage which the portion of the total contested amounts not awarded to such Party as determined by the Auditor bears to the total amounts contested by the Parties.

(c) If the Adjustment Amount is a positive number, then the Aggregate Consideration shall be increased by the Adjustment Amount and the Adjustment Amount shall be paid in accordance with Section 3.5(d). If the Adjustment Amount is a negative number, then the Aggregate Consideration shall be decreased by the absolute value of the Adjustment Amount and the Adjustment Amount shall be paid in accordance with Section 3.5(e).

(d) If the Adjustment Amount is a positive number, then (i) Parent shall deliver (or cause to be delivered) within three (3) Business Days following the Determination Date (x) to the Exchange Agent (for distribution to each Company Stockholder in accordance with such Company Stockholder’s Common Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the Adjustment Amount, multiplied by (B) the Aggregate Common Pro Rata Percentage, and (y) to the Surviving Corporation (for payment to each Company Optionholder in accordance with such Company Optionholder’s Option Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the Adjustment Amount, multiplied by (B) the Aggregate Option Pro Rata Percentage, and (ii) the Holder Representative (on behalf of the Company Equityholders) and Parent shall each, within three (3) Business Days after the Determination Date, direct the Escrow Agent to release (x) to the Exchange Agent (for distribution to each Company Stockholder in accordance with such Company Stockholder’s Common Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the total amount of the funds in the Adjustment Escrow Account, multiplied by (B) the Aggregate Common Pro Rata Percentage, and (y) to the Surviving Corporation (for payment to each Company Optionholder in accordance with such Company Optionholder’s Option Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the total amount of the funds in the Adjustment Escrow Account, multiplied by (B) the Aggregate Option Pro Rata Percentage.

(e) If the Adjustment Amount is a negative number, the Holder Representative (on behalf of the Company Equityholders) and Parent shall each, within three (3) Business Days after the Determination Date, direct the Escrow Agent to (i) pay to Parent from the Adjustment Escrow Account an aggregate amount equal to the absolute value of the Adjustment Amount and (ii) release (x) to the Exchange Agent (for distribution to each Company Stockholder in accordance with such Company Stockholder’s Common Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the total amount of any remaining funds (if any) in the Adjustment Escrow Account after giving effect to the payments pursuant to the preceding clause (i), multiplied by (B) the Aggregate Common Pro Rata Percentage, and (y) to the

Surviving Corporation (for payment to each Company Optionholder in accordance with such Company Optionholder’s Option Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the total amount of any remaining funds (if any) in the Adjustment Escrow Account after giving effect to the payments pursuant to the preceding clause (i), multiplied by (B) the Aggregate Option Pro Rata Percentage. Notwithstanding anything to the contrary in this Agreement, if the amount payable to Parent pursuant to this Section 3.5(e) exceeds the Adjustment Escrow Amount, then such excess shall be paid out of the Indemnification Escrow Amount.

(f) Any amount that is paid pursuant to this Section 3.5 shall be treated by the Parties for Tax purposes as an adjustment of the Aggregate Consideration.

3.6 Escrow of Consideration.

(a) On the Closing Date, Parent shall deposit, or shall cause to be deposited, $75,000,000 (the “Indemnification Escrow Amount”) into an escrow account (the “Indemnification Escrow Account”) established pursuant to the terms of an Escrow Agreement to be entered into at Closing among Holder Representative, Parent and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”), in order to fully support the Company Equityholders’ indemnification obligations under Article XII hereof.

(b) On the Closing Date, Parent shall deposit, or shall cause to be deposited, $10,000,000 (the “Adjustment Escrow Amount”) into an escrow account (the “Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement, in order to support the Company Equityholders’ payment obligations under Section 3.5(e).

(c) Each Company Equityholder shall be deemed to have contributed an amount to each Escrow Account equal to such Company Equityholder’s Pro Rata Percentage of each of the Indemnification Escrow Amount and the Adjustment Escrow Amount, as applicable.

3.7 Qualified Letters of Credit.

(a) Notwithstanding anything to the contrary contained in this Agreement, each Company Stockholder shall have the right after the Closing to cause the Escrow Agent to distribute to such Company Stockholder an amount equal to the product of such Company Stockholder’s Common Pro Rata Percentage multiplied by the Indemnification Escrow Amount so long as (i) the amount of such distributed funds to such Company Stockholder is greater than $500,000, and (ii) such Company Stockholder delivers a Qualified Letter of Credit with a principal amount equal to the amount of such distributed funds to the Escrow Agent (each such Company Stockholder that delivers a Qualified Letter of Credit being referred to herein as a “Credit Holder”). At any time the Escrow Agent is required to distribute any of the Indemnification Escrow Amount to any Person other than the Company Equityholders (including other than to the Surviving Corporation on behalf of the Company Optionholders as provided herein), the Escrow Agent shall draw funds from each Qualified Letter of Credit based upon each Credit Holder’s Common Pro Rata Percentage, and the Escrow Agent shall distribute such drawn amount from each Qualified Letter of Credit together with the other requisite funds from the

Indemnification Escrow Amount to satisfy the distribution requirement. Company Stockholders shall not be permitted to substitute a Qualified Letter of Credit for the Adjustment Escrow Amount.

(b) The amount of funds that the Escrow Agent shall be permitted to draw in respect of each Qualified Letter of Credit shall be reduced from time to time as follows:

(i) if the Escrow Agent draws funds from a Qualified Letter of Credit, then the amount of funds that the Escrow Agent is thereafter permitted to draw in respect of such Qualified Letter of Credit shall be reduced by that amount drawn; and

(ii) if the Escrow Agent distributes any portion of the Indemnification Escrow Amount to the Company Equityholders in accordance with the terms of the Escrow Agreement (including distributions to the Surviving Corporation on behalf of the Company Optionholders as provided herein), no Credit Holder shall receive such distribution in the form of cash, and instead such distribution shall be paid to each Credit Holder by reducing the amount of funds that the Escrow Agent is permitted to draw in respect of such Credit Holder’s Qualified Letter of Credit by an amount equal to the product of (x) the portion of the Indemnification Escrow Amount being distributed, multiplied by (y) such Credit Holder’s Common Pro Rata Percentage.

Upon any reduction in the amount of funds from a Qualified Letter of Credit that the Escrow Agent is permitted to draw, each Credit Holder shall be permitted (but not required) to amend the Qualified Letter of Credit it delivered, or to terminate its Qualified Letter of Credit in connection with the simultaneous delivery of a replacement Qualified Letter of Credit, in order to reduce the available credit pursuant to such Qualified Letter of Credit so that the available credit pursuant to the Qualified Letter of Credit is equal to the remaining amount of the funds that the Escrow Agent is permitted to draw from such Qualified Letter of Credit; provided, that a Credit Holder’s decision on whether or not to amend or replace its Qualified Letter of Credit shall have no effect on the reductions in the amount that the Escrow Agent is permitted to draw in respect of such Qualified Letter of Credit; provided, further, that any such replacement Qualified Letter of Credit must be in substantially the same form as the Qualified Letter of Credit it is replacing except for the permitted reductions in the available credit described above. Once the amount of funds the Escrow Agent is permitted to draw from a Qualified Letter of Credit is equal to zero, the Credit Holder shall be permitted to terminate such Qualified Letter of Credit.

(c) If any Qualified Letter of Credit (including any replacement Qualified Letter of Credit) is set to terminate in accordance with its terms on a date prior to when all of the Indemnification Escrow Amount is distributed in accordance with the Escrow Agreement, and the applicable Credit Holder does not deliver a replacement Qualified Letter of Credit effective as of a date on or before such termination date and on substantially the same terms as such terminating Qualified Letter of Credit (including with sufficient credit to satisfy the remaining funding obligations of such Qualified Letter of Credit that are contemplated herein) but with a later termination date, then on the date two (2) Business Days prior to the expiration date, the Escrow Agent shall draw the maximum amount of funds from such expiring Qualified Letter of Credit that the Escrow Agent is then-permitted to draw (taking into account any reductions of the amount of funds the Escrow Agent is permitted to draw pursuant to Section 3.7(b)), and such drawn amount shall be added to the Indemnification Escrow Amount and the applicable Credit Holder shall be treated in the same manner as the other Company Stockholders (including with respect to the right to receive distributions in the form of cash for all distributions from the Indemnification Escrow Amount).

(d) All references in this Agreement (including Section 12.4) to the Indemnification Escrow Amount shall include both funds that are part of the Indemnification Escrow Amount (less any interest accrued on the Indemnification Escrow Amount that has not yet been distributed pursuant to the Escrow Agreement) and the amounts which the Escrow Agent shall be permitted to draw from Qualified Letters of Credit (taking into account any reductions of the amount of funds the Escrow Agent is permitted to draw pursuant to Section 3.7(b)), at the applicable time. All references in this Agreement to distributions, releases and other similar terms with respect to the Indemnification Escrow Amount shall include both (i) payments of cash from the Indemnification Escrow Account and (ii) any reductions of the amount of funds the Escrow Agent is permitted to draw pursuant to Section 3.7(b). For purposes of this Section 3.7, distributions of any of the Indemnification Escrow Amount to the Holder Representative to advance or reimburse expenses of the Holder Representative, acting in its capacity as such, shall not be deemed to be a distribution to a Company Equityholder.

3.8 Outstanding Company Expenses. On or prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of the following fees and expenses incurred by the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, solely to the extent such fees and expenses are unpaid as of the close of business on the Closing Date: (a) the fees and disbursements of outside counsel to the Company incurred in connection with the transactions contemplated hereby, (b) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company in connection with the Merger, (c) any Change in Control Payments, (d) the amount to be paid to the Holder Representative and used for payment of expenses incurred in its capacity as the Holder Representative (such amount, the “Holder Allocable Expenses”), and (e) the aggregate amount of any Transfer Taxes that are the responsibility of the Company Equityholders pursuant to Section 8.2(a) (clauses (a)-(e) collectively, the “Outstanding Company Expenses”). Immediately prior to the Effective Time and concurrently with the payment to the Exchange Agent of the Funding Amount, Parent shall pay to such third parties as are directed by the Company, by wire transfer of immediately available funds, an amount equal to the Outstanding Company Expenses. No amount shall be included on the Closing Balance Sheet with respect to liabilities for the Outstanding Company Expenses paid in accordance with this Section 3.8. For the avoidance of doubt, no amounts payable in connection with the repayment of the Funded Debt or any amounts payable in connection with assisting Parent with the Financing shall be included in the Outstanding Company Expenses.

3.9 Repayment of Funded Debt. At the Closing, and subject to the other terms and conditions set forth in this Agreement, (a) Parent or Merger Sub shall make available to the Company, or pay directly, an amount in cash sufficient to pay the aggregate outstanding Funded Debt, (b) the Company, if such amount is not paid directly by Parent or Merger Sub, shall apply such cash to repay the Funded Debt, and (c) the Company shall cause the applicable agent under the Credit Agreement to deliver to Parent (i) a pay-off letter, in form and substance reasonably satisfactory to Parent, evidencing the satisfaction of all liabilities under the Credit Agreement (other than any indemnity obligation for unasserted claims that by its terms survives the termination of the Credit Agreement) upon receipt of the amounts set forth in such pay-off letter and (ii) a release in customary form concurrently with the payment of amounts specified in the pay-off letter referred to in clause (i) above of all Liens with respect to the capital stock, property and assets of the Company and its Subsidiaries relating to the Credit Agreement.

3.10 Withholding Rights. Parent, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any Tax laws. If Parent, Merger Sub, the Company or the Surviving Corporation so withholds (or causes to be withheld) any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding is made. To the extent that Parent becomes aware of any withholding Taxes applicable to the payment of the Common Merger Consideration, Parent shall provide prompt written notice to the Company and the Holder Representative of the amount of such Tax; provided that the Parties acknowledge and agree that payment of Option Consideration pursuant to Section 3.2(d) or any other payments that are compensatory in nature will be subject to withholding Taxes and no Party is obligated to seek exemption from, or reduction of, such Taxes.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (any such disclosure being subject to Section 13.8), in the Company Disclosure Schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”), the Company represents and warrants to Parent and Merger Sub the matters following in this Article IV.

4.1 Organization. The Company is a corporation validly existing and in good standing under the laws of the State of Colorado and is qualified, registered or licensed to do business in each of the jurisdictions listed on Schedule 4.1. Except as set forth on Schedule 4.1, such jurisdictions constitute each jurisdiction in which the properties owned or leased by the Company or other operation of its business as currently conducted makes such licensing or qualification necessary. The Company has full power and authority to own, lease and operate its properties and assets and the Company has full corporate power and authority to carry on its business as it has been and is now conducted and to enter into and to perform this Agreement.

4.2 Subsidiaries.

(a) The Subsidiaries of the Company, and the Company’s equity ownership thereof, are set forth on Schedule 4.2(a). Each Subsidiary of the Company is validly existing and in good standing under the laws of its jurisdiction of organization and is qualified, registered or licensed to do business in each of the jurisdictions listed on Schedule 4.2(a), which jurisdictions constitute each jurisdiction in which the properties owned or leased by each Subsidiary or other operation of its business as currently conducted makes such licensing or qualification necessary. Each Subsidiary of the Company has full power and authority to own, lease and operate its properties and assets and such Subsidiary has full corporate power and authority to carry on its business as it has been and is now conducted.

(b) Except as set forth on Schedule 4.2(b), there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of any shares of capital stock or other equity interests of any Subsidiary of the Company. Except as set forth on Schedule 4.2(b), there are no options, warrants or other rights to subscribe for or purchase any capital stock or other equity interests of any Subsidiary of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock or other equity interests of any Subsidiary of the Company, or preemptive rights or rights of first refusal or first offer nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company is a party or by which any Subsidiary of the Company is bound relating to any equity securities of any Subsidiary of the Company, whether or not outstanding.

(c) Other than (i) equity interests in the Subsidiaries of the Company set forth on Schedule 4.2(a) and (ii) as set forth on Schedule 4.2(c), neither the Company nor any of its Subsidiaries owns any capital stock or other equity interests or any securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock or other equity interests of any other Person.

4.3 Authorization; Corporate Documentation.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the Company’s consummation of the transactions contemplated hereby and thereby, have been duly approved by the Board, and Parent has been provided with documentation of such approval. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby under the CBCA and the Governing Documents of the Company, except for the Stockholder Approval.

(b) The Board has, at a meeting duly called and held prior to the execution of each of this Agreement and each other Transaction Document to which the Company is a party, (i) adopted, approved and declared advisable this Agreement and each other Transaction Document to which the Company is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Company and the Company Stockholders, (iii) resolved to recommend and has recommended the approval and adoption of this Agreement, the Merger, each other Transaction Document to which the Company is a party and the other transactions contemplated hereby and thereby to the Company Stockholders and (iv) directed that this Agreement, the Merger, the other Transaction Documents to which the Company is a party and the other transactions contemplated hereby and thereby be submitted to the Company Stockholders. The affirmative vote of the Requisite Stockholders is the only vote, approval or other corporate action of the holders of Company Common Stock, Company Preferred Stock or of any other security of the Company necessary for the Company to approve, authorize and adopt this Agreement, the Merger, the other Transaction Documents to which the Company is a party and the other transactions contemplated hereby and thereby, and to consummate the Merger and the other transactions contemplated hereby and thereby under the CBCA and the Governing Documents of the Company (such vote, the “Stockholder Approval”).

(c) The copies of the Governing Documents, and all amendments thereto, of the Company and the Company’s Subsidiaries which have heretofore been made available to Parent, are true, complete and correct copies of the Governing Documents of the Company and the Company’s Subsidiaries, as amended through and in effect on the date hereof and as of the Closing Date.

4.4 Capitalization.

(a) The authorized capital stock of the Company consists of 88,000,0000 voting common shares, no par value per share (“Company Voting Common Stock”), 12,000,000 non-voting common shares, no par value per share (“Company Non-Voting Common Stock” and, together with the Company Voting Common Stock, “Company Common Stock”) and 50,000,000 preferred shares, no par value per share, 30,000,000 of which are designated as “Series A Preferred Stock” (“Company Preferred Stock”), and there are no other shares of other classes or series of capital stock of the Company authorized. As of the date hereof, there are (i) 32,344,498 shares of Company Voting Common Stock issued and outstanding, (ii) 3,585,814 shares of Company Non-Voting Common Stock issued and outstanding, (iii) 22,575,757 shares of Company Preferred Stock issued and outstanding, designated as “7.00% Series A Redeemable Conditional Convertible Participating Preferred Stock”, and (iv) 5,230,000 shares of Company Voting Common Stock are reserved for issuance upon the exercise of outstanding Company Options. No shares of Company Common Stock are owned beneficially or of record by any Company Subsidiary. All of the issued and outstanding shares of Company Common Stock are, and all Company Common Stock which may be issued pursuant to the exercise of outstanding Company Options, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and none of such shares are subject to, nor were they issued in violation of, any purchase option, call option, any preemptive right, right of first refusal, right of first offer, co-sale or participation or any similar right. Schedule 4.4(a)(i) sets forth a complete list of the name and holdings of each holder of record as of the date hereof of all of the outstanding shares of Company Common Stock and Company Preferred Stock. Except for the Stockholders Agreements and the Company Options, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of any shares of Company Common Stock. Except for the Stockholders Agreements and the Company Options, there are no options, warrants or other rights to subscribe for or purchase any capital stock or other equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company, or preemptive rights or rights of first refusal or first offer nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company is a party or by which the Company is bound relating to any shares of Company Common Stock or any other equity securities of the Company, whether or not outstanding.

(b) The outstanding equity securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and, as applicable, are fully paid and nonassessable. Except as set forth on Schedule 4.4(b), the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens.

(c) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company or any of its Subsidiaries were undertaken in compliance with the Company’s and any of its Subsidiaries’ Governing Documents, any agreement to which the Company or any of its Subsidiaries then was a party and in compliance with applicable Law. The Company does not have any distributions or dividends that been declared or accrued but not paid to Company Equityholders.

4.5 Binding Agreement. This Agreement has been duly executed by the Company and delivered to Parent and Merger Sub, and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by the Company, each other Transaction Document to which the Company is or is specified to be a party, will be duly and validly executed by the Company and delivered to Parent and Merger Sub on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

4.6 No Breach. Subject to the necessity of obtaining approvals of or providing notice to the Governmental Authorities and Regulatory Consent Authorities (including any necessary approval, or the termination or expiration of any waiting period, under the HSR Act) listed on Schedule 4.6, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company and its Subsidiaries do not and will not (a) violate or conflict with the Company’s or any of its Subsidiaries’ Governing Documents or any Law to which the Company, any Subsidiary of the Company, or any of their respective properties or assets is subject, or by which the Company, any Subsidiary of the Company, or any of their respective properties or assets may be bound, (b) (with or without giving notice or the lapse of time or both) breach or conflict with, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material Contract to which the Company or any Subsidiary of the Company is a party or by which the Company, any Subsidiary of the Company, or any of their respective properties or assets may be bound or result in the imposition of a Lien on any of the Company’s or any of its Subsidiaries’ equity interests, properties or assets (other than, in the case of properties or assets, any Permitted Liens), or (c) require any material filing with, or material Permit, consent, approval or waiver of, or the giving of any material notice to, any Governmental Authority or other Person.

4.7 Permits. The Company and the Subsidiaries of the Company possess, and are in compliance with, all material Permits required to own the properties and assets of the Company and its Subsidiaries and conduct in all material respects the businesses of the Company and its Subsidiaries as currently being conducted. All such Permits of the Company and the Subsidiaries of the Company are valid and in full force and effect.

4.8 No Violation of Law; Regulatory Compliance. The business of the Company and its Subsidiaries is being, and at all times since January 1, 2010 has been, conducted in compliance in all material respects with all applicable Laws, including, without limitation, those of the U.S. Food and Drug Administration (“FDA”), U.S. Drug Enforcement Administration (“DEA”), and U.S. Department of Agriculture (“USDA”). Except as disclosed on Schedule 4.8, the manufacture of products by the Company and its Subsidiaries and, to the knowledge of the Company, the manufacture of the Company’s and its Subsidiaries’ products on behalf of the Company and its Subsidiaries by third parties is being, and at all times since January 1, 2010 has been, conducted in compliance in all material respects with all applicable Laws, including FDA’s current Good Manufacturing Practice regulations. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any notice of a material violation of applicable Laws from a Governmental Authority, including Form FDA-483 notice of inspectional observations or warning letters.

4.9 Title to and Condition of Assets.

(a) Except as set forth on Schedule 4.9(a), each of the Company and the Company’s Subsidiaries has good and valid title to all of its tangible properties and assets reflected in the Financial Statements or acquired after March 31, 2015, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice, in each case free and clear of all Liens other than Permitted Liens.

(b) The assets of the Company and its Subsidiaries, taken as a whole, are sufficient in all material respects for the continued conduct of the Company’s business after the Closing (i) in substantially the same manner as conducted prior to the Closing and (ii) in compliance with applicable Law.

4.10 Intellectual Property; No Infringement.

(a) Schedule 4.10(a) sets forth (i) all registered copyrights, registered trademarks and trademark applications, patents and patent applications owned or licensed by the Company and the Company’s Subsidiaries, and (ii) all material licenses or sublicenses (other than shrink wrap licenses or other similar licenses for commercially available or off-the-shelf software with a license fee of $250,000 or less) under which the Company or a Subsidiary of the Company is a licensee with respect to any third party Intellectual Property (“IP Licenses”). Except as noted on Schedule 4.10(a), all registered trademarks and patents set forth on Schedule 4.10(a) are in force and have not expired or been canceled, and all trademark applications and patent applications set forth on Schedule 4.10(a) are pending.

(b) Except as set forth on Schedule 4.10(b), the Company or the applicable Subsidiary of the Company owns the Company IP free and clear of all Liens other than Permitted Liens, and has the valid right to use all other Intellectual Property used in or material to the business of the Company and its Subsidiaries. The Company or the applicable Subsidiary of the Company is the record owner of all right, title, and interest in all Company IP for which a patent, trademark registration, or copyright registration has been granted. To the knowledge of the Company, the IP Licenses are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-applied equitable principles.

(c) Except as specified on Schedule 4.10(c), to the knowledge of the Company, (i) neither the Company nor any Subsidiary of the Company is infringing, diluting, misappropriating, or otherwise violating any Intellectual Property of any other Person in any material respect, and (ii) no Person is infringing, diluting, misappropriating, or otherwise violating any Company IP in any material respect.

(d) Except as set forth on Schedule 4.10(d), as of the date hereof, neither the Company nor any Subsidiary is party to any Actions (including oppositions, interferences or re-examinations) nor has any Person threatened in writing to bring any Actions in the past three (3) years (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or (ii) challenging the validity, enforceability, registrability or ownership of any material Company IP (but excluding office actions in connection with the prosecution of applications for the registration or issuance of Company IP). As of the date hereof, no Action is pending, and no Action has been threatened in writing in the past three (3) years, alleging any infringement, misappropriation, dilution or violation by any Person of the Company IP. The Company is not subject to any outstanding Governmental Order that restricts or impairs the use of any Company IP in a manner that materially and adversely impacts the business of the Company and its Subsidiaries, taken as a whole.

(e) All required filings and fees related to registered trademarks, trademark applications, patents, and patent applications that are material to the business of the Company and its Subsidiaries, and which are owned by the Company and the Company’s Subsidiaries, have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars.

4.11 Contracts.

(a) Schedule 4.11(a) contains a complete, current and correct list of all of the following Contracts to which the Company or a Company Subsidiary is a party (provided that for the purposes of this Section 4.11(a) and Section 4.11(b), the term Contracts shall not include Leases):

(i) any Contract with any Significant Customer or Significant Supplier, other than purchase orders entered into in the ordinary course of business;

(ii) any Contract that purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries may engage, the manner or locations in which any of them may so engage in any business, or the persons with which any of them may do business, other than geographic restrictions contained in distribution agreements entered into in the ordinary course of business;

(iii) any licenses or agreements wherein the Company or any of the Company’s Subsidiaries licenses Company IP to other Persons presently in effect involving the payment by or to the Company in excess of $250,000 per year;

(iv) any Contracts that provide for any joint venture, partnership or similar arrangement by the Company;

(v) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person except for commercial customer, supplier, or vendor contracts entered into in the ordinary course the primary purpose of which is not indemnification;

(vi) any Contract which entitles any employee of the Company to transaction bonuses, retention bonuses or similar payments as a result of, or in connection with or relating to the execution of this Agreement or the consummation of the transactions contemplated hereby;

(vii) any Contract regarding the acquisition or disposition of all or a material portion of the assets of the Company or any of its Subsidiaries (other than those Contracts discharged prior to March 31, 2015 with no contingent or other ongoing liabilities of the Company or any of its Subsidiaries);

(viii) any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(ix) any Contract with a labor union or association relating to any current or former employee, or collective bargaining agreement;

(x) any Contract entered into since July 1, 2011 involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute with an amount in dispute of greater than $250,000 or involving material non-monetary, equitable relief;

(xi) any Contract of the Company (other than any Benefit Plan) involving aggregate consideration in excess of $750,000 per year and which cannot be cancelled by the Company without penalty or without more than 90 days’ notice; and

(xii) any loan agreement, agreement of indebtedness, note, security agreement, letter of credit, guarantee or other document pursuant to or in connection with the Company’s or any of its Subsidiaries’ receipt or extension of credit for money borrowed.

(b) Except as set forth on Schedule 4.11(a), the Company has made available to Parent true and complete copies of all written Contracts set forth on Schedule 4.11(a) (including any and all amendments and other modifications to such Contracts) and true and correct summaries of all non-written Contracts that meet the disclosure criteria set forth in Section 4.11(a).

(c) All Contracts set forth on Schedule 4.11(a) are valid and binding in accordance with their terms and in full force and effect. None of the Company or any of the Company’s Subsidiaries is in material breach, nor to the knowledge of the Company is any other party in material breach, of the terms of any Contract set forth on Schedule 4.11(a). Except as expressly identified on Schedule 4.11(c), in the past three years, none of the Company or any of the Company’s Subsidiaries has received written notice of an intention by any party to any Contract set forth on Schedule 4.11(a) to terminate such Contract or amend the terms thereof, other than modifications in the ordinary course of business that would not be reasonably expected to materially adversely affect the terms of such Contract. To the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Contract set forth on Schedule 4.11(a) or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. None of the Company or any of the Company’s Subsidiaries has waived any material rights under any Contract set forth on Schedule 4.11(a).

4.12 Litigation. Except with respect to Tax matters (with respect to which Section 4.15 applies) and as set forth in Schedule 4.12:

(a) Other than Actions with respect to which the Company would not reasonably be expected to incur liability in excess of $250,000, as of the date of this Agreement (i) there is no Action or Governmental Order of any nature pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company, and (ii) to the knowledge of the Company, no event has occurred or circumstance exists that may give rise to, or serve as a basis for, any Action; and

(b) As of the date of this Agreement, there is no Action or Governmental Order of any nature pending, rendered or, to the knowledge of the Company, threatened against the Company or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to impair or delay the Company’s ability to perform its obligations under this Agreement or otherwise consummate the Merger or that could result in a Material Adverse Effect.

4.13 Financial Statements; Internal Controls. The Company has previously made available to Parent copies of the audited consolidated balance sheet, income statement, statement of cash flows and statement of shareholder’s equity (deficit) of the Company and the Company’s Subsidiaries for the fiscal years ended June 30, 2014, June 30, 2013 and June 30, 2012, and the unaudited consolidated balance sheet and income statement of the Company and the Company’s Subsidiaries for the nine-month period ended March 31, 2015 (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of the Company and the Company’s Subsidiaries, and present fairly, in all material respects, the financial condition of the Company and the Company’s Subsidiaries as of the times and for the periods referred to therein. The Financial

Statements have been prepared in accordance with GAAP, consistently applied throughout and among the periods indicated, except that the unaudited statements exclude the footnote disclosures and any year-end adjustments required for GAAP (the effect of which will not be materially adverse). The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with the authorization of the Company’s management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

4.14 Liabilities. As of the date hereof, none of the Company or the Company’s Subsidiaries has any liabilities, obligations or commitments of a nature that are required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) liabilities that are accrued and reflected on the balance sheet of the Company as of March 31, 2015, (b) liabilities that are listed on Schedule 4.14, (c) liabilities that have arisen in the ordinary course of business since March 31, 2015, and (d) obligations to perform after the date hereof any Contracts entered into on or prior to the date hereof.

4.15 Tax Matters. Except as disclosed on Schedule 4.15 hereto:

(a) The Company and each of its Subsidiaries have timely filed all Tax Returns required to have been filed by it, and all such Tax Returns are accurate and complete in all material respects. All Taxes due and payable by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or are being contested in good faith by appropriate proceedings and for which adequate reserves therefor have been established in the Financial Statements in accordance with GAAP. None of the Company or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions). The Company and each of its Subsidiaries has in all material respects withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee and all IRS Forms W-2 required with respect thereto have been in all material respects properly completed and timely filed. All IRS Forms 1099 required with respect to any independent contractor, creditor, stockholder or other third party of the Company have been in all material respects properly completed and timely filed.

(b) Each of the Company and its Subsidiaries has adequately reserved on the face of its Financial Statements (rather than in any notes thereto) for all accrued and unpaid Taxes of the Company as of March 31, 2015. None of the Company or any of its Subsidiaries has any liability for Taxes other than Tax liabilities that have arisen in the ordinary course of business since March 31, 2015.

(c) Since July 1, 2011 and through the date of this Agreement, none of the Company or any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where such Company or Subsidiary does not file Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction.

(d) There is (i) no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding in progress or pending (and no written notice from any Governmental Authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax returns) has been received that it intends to commence such audit, examination, investigation or proceeding) that has not been settled or withdrawn and (ii) to the Company’s knowledge, no other claim threatened, in each case, with respect to any material amount of Taxes for which the Company or any of its Subsidiaries are, or might otherwise be, liable. None of the Company or any of its Subsidiaries has waived or received a written request to waive any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(e) None of the Company or any of its Subsidiaries has any liability, for the Taxes of another Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6, (ii) as a transferee or successor or (iii) under a Tax sharing or allocation agreement or other Contract (other than any financing agreement or Contract not primarily related to Taxes).

(f) There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries (other than Permitted Liens).

(g) None of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code within the three (3) years prior to the date of this Agreement.

(h) The Company is not and never has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) of the Code within the past five (5) years.

(i) The Company has made available to Parent complete copies of all (i) federal income Tax Returns filed by the Company and each of its Subsidiaries for all periods beginning with the fiscal year ended June 30, 2009, (ii) material state income Tax Returns filed by the Company and each of its Subsidiaries for all periods beginning with the fiscal year ended June 30, 2011, and (iii) other material Tax Returns filed by the Company and each of its Subsidiaries for all periods beginning with the fiscal year ended June 30, 2010.

(j) None of the Company or any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or is reasonably expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any:

(i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date;

(ii) use of an impermissible method of accounting prior to the Closing for a taxable period ending on or prior to the Closing Date;

(iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing;

(iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law);

(v) installment sale or open transaction disposition made prior to the Closing;

(vi) prepaid amount received prior to the Closing; or

(vii) election under Section 108(i) of the Code.

(l) Each of the Company or any of its Subsidiaries has in all material respects properly classified each employee and independent contractor of the Company or any of its Subsidiaries (as applicable) with respect to payment and withholding of employment related Taxes.

(m) None of the Company or any of its Subsidiaries has entered into or participated in any “reportable transaction” as defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).

4.16 Employee Benefit Plans.

(a) Schedule 4.16(a) contains a true and complete list of all material “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any stock purchase, stock option or other equity-based, employment, change-in-control, deferred compensation, bonus compensation, incentive, retirement, pension, profit sharing, severance pay, disability, health, welfare, vacation, sick leave and all other material employee benefit plans, agreements, programs or policies, including any consultant agreements and independent contractor agreements, maintained, sponsored or contributed to by the Company or any Affiliate (collectively, “Benefit Plans”). With respect to any Benefit Plan, (i) as of the date hereof, no material Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that would give rise to any such Actions, (iii) such Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, and (iv) all required employer contributions, premium payments and source-deducted employee contributions under the Benefit Plan have been in all material respects timely made or the due date therefor has not yet passed.

(b) Each Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification. With respect to each Benefit Plan, to the extent applicable, the Company has provided to Parent complete and accurate copies of such Benefit Plan, including any amendments thereto, each trust, insurance, annuity or other funding Contract related thereto, the most recent financial statements and actuarial reports (if any) prepared with respect thereto, the most recent determination letter, the most recent annual report on Form 5500, the summary plan description and all modifications thereto, and any other material employee communication distributed within the past year, and Contracts with any third-parties that relate thereto.

(c) Except as set forth on Schedule 4.16(c)(i), the Company, or any Affiliate, does not maintain, sponsor or contribute to, nor has the Company or any Affiliate maintained, sponsored or been obligated to contribute to, within the last six (6) years, nor does the Company or any Affiliate reasonably expect to have any liability with respect to, any Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code (including any “multiemployer plan” within the meaning of Section 3(37) of ERISA).

(d) Neither the Company nor any of its Affiliates maintains retiree or post-employment life, health or welfare benefit plans that provide for continuing health or welfare benefits or coverage for any participant or any beneficiary of a participant, except as set forth on Schedule 4.16(d) or as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e) Except for the Benefit Plans set forth on Schedule 4.16(a), no Benefit Plan exists that, as a result of the transactions contemplated by this Agreement will result in the payment to any current or former employee or director of the Company of any money or other property or will result in the acceleration, increase or provision of any other rights or benefits to any current or former employee or director of the Company.

(f) Neither the Company, nor, to the knowledge of the Company, any of its directors, officers, employees or agents or any “party in interest” or “disqualified person,” as such terms are defined in Section 3 of ERISA, and Section 4975 of the Code, has, with respect to any Benefit Plan, engaged in or been a party to any nonexempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Company or its Affiliates, or any of their directors or employees or any Benefit Plan or any related funding medium could be subject to either a material penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(g) The Company and its Affiliates have, at all times, provided group medical coverage to their employees in a manner reasonably expected to avoid triggering any material Tax or penalty under Section 4980H of the Code.

4.17 Insurance. Schedule 4.17 lists all commercial general liability and executive risk insurance policies (by policy number, insurer, expiration date, and type of coverage) held by the Company or any Subsidiary of the Company as of the date hereof relating to its properties, assets, business or employees (“Insurance Policies”), true and complete copies of which have been made available to Parent. Except as set forth on Schedule 4.17, all such Insurance Policies are valid and binding in accordance with their terms and are in full force and effect as of the date hereof, and shall remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been denied. The Company is not in default under, and has not otherwise failed to comply with, in each case in any material respect, any provision contained in any such Insurance Policy. The Company has not failed to timely and properly tender or otherwise provide notice of any known claims arising prior to the Effective Time under each Insurance Policy whose coverage is implicated by such claim, except for any such failure that would not reasonably be expected to materially adversely affect the ability of the Company to make recoveries in respect of such claim. The Insurance Policies are sufficient for compliance with all applicable Laws (including but not limited to all applicable requirements relating to workers’ compensation and automobile insurance), and material Contracts to which the Company is a party or by which it is bound.

4.18 Environmental Matters. Except as set forth on Schedule 4.18:

(a) The Company and any Subsidiary of the Company are, and since January 1, 2010 have been, in compliance with Environmental Laws in all material respects, including with regard to the release, use or disposal of Hazardous Materials and the possession of all material Permits required under Environmental Laws for the operation of their business as presently conducted.

(b) As of the date hereof, there are no Actions pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary of the Company pursuant Environmental Laws, including any such Action involving or relating to actual, alleged, or potential Environmental Conditions or any actual, alleged, or potential material noncompliance with Environmental Laws by the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is subject to any Governmental Order pursuant to which the Company or any Subsidiary has any outstanding obligation or liability for any Environmental Condition that is reasonably expected to exceed $250,000.

(c) To the knowledge of the Company, there are no Environmental Conditions on or under any of the Leased Premises, the Owned Real Property, or any real property owned, leased, or operated by the Company or any of its Subsidiaries since January 1, 2010, except for Environmental Conditions the liability for which is not reasonably expected to exceed $250,000.

(d) True and complete copies of all material reports which are in the possession, custody or control of the Company or a Company Subsidiary with respect to any Environmental Condition related to the Leased Premises, the Owned Real Property, or any real property previously owned, leased, or operated by the Company or any of its Subsidiaries since January 1, 2010 have been provided or made available to Parent.

(e) No Leased Premise or Owned Real Property, or, to the knowledge of the Company, any real property previously owned, leased, or operated by the Company or any Subsidiary is listed on, or has been proposed for listing on, the National Priorities List or the Comprehensive Environmental Response and Cleanup Information System under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., or any similar list of known contaminated properties maintained by any Governmental Authority.

(f) The representations and warranties contained in this Section 4.18 are the Company’s sole and exclusive representations and warranties pertaining or relating to any environmental matters (including any involving an Environmental Condition or arising under any Environmental Laws) relating to the Company and its Subsidiaries.

4.19 Real Property; Personal Property.

(a) Schedule 4.19(a) sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Owned Real Property”). The Company or one of its Subsidiaries, as the case may be, holds good, indefeasible, marketable (subject to any state of facts an accurate survey would show, provided the same does not materially impair the current use and operation of such parcel of Owned Real Property) and valid fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.19(a), (i) there are no outstanding options or rights of first refusal or offers to purchase or lease the Owned Real Property or any portion thereof or interest therein and (ii) there are no parties (other than the Company and its Subsidiaries) in possession of any Owned Real Property. Except as set forth on Schedule 4.19(a), no material improvements constituting a part of the Owned Real Property encroach on real property owned or leased by a Person other than the Company. With respect to any Owned Real Property, except as set forth on Schedule 4.19(a), the Company has delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Owned Real Property, and copies of all title insurance policies, opinions and abstracts in the possession of the Company and relating to the Owned Real Property.

(b) Schedule 4.19(b) contains a complete and accurate list of all premises currently leased by the Company or any Subsidiary of the Company (collectively, the “Leased Premises”), the current use of each such Leased Premise, and of all leases related thereto (collectively, the “Leases”).

(c) (i) The Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, (ii) no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder on the part of the Company or the applicable Subsidiary of the Company, and (iii) to the knowledge of the Company, there has been no occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder by any other party. The current annual rent and term under each Lease are as set forth on Schedule 4.19(b). Neither the Company nor the applicable Subsidiary of the Company has waived any material rights under any Lease which would be in effect on or after the date of this Agreement and which would be materially adverse to the Company or such Subsidiary. Except as set forth on Schedule 4.19(c), with respect to the Leased Premises, the Company has delivered or made available to Parent true, complete and correct copies of the Leases. Except as set forth on Schedule 4.19(c), the Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Premises.

(d) The use and operation of the Owned Real Property and the Leased Premises in the conduct of the Company’s business do not violate in any material respect any Law, easement, license, Permit or agreement. No Owned Real Property or Leased Premises is operating as a non-conforming use. As of the date hereof, there are no Actions pending nor, to knowledge of the Company, threatened against or affecting the Owned Real Property, any Leased Premises, or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. There have been no casualties affecting any Owned Real Property or any Leased Premises.

(e) Set forth on Schedule 4.19(e) is a list of real property owned by the Company since January 1, 2010 and not currently owned by the Company.

4.20 No Other Agreements to Sell. Except as set forth on Schedule 4.20, none of the Company or any of the Company’s Subsidiaries has any legal or other obligation to any Person other than Parent to sell, encumber or otherwise transfer its equity interests (other than pursuant to the Company Options), assets (other than inventory in the ordinary course of business) or business (in whole or in part), or effect any merger, consolidation or other reorganization of the Company or any of the Company’s Subsidiaries, or to enter into any agreement with respect thereto.

4.21 Transactions with Certain Persons. Except as set forth on Schedule 4.21, no officer or director of the Company or any of the Company’s Subsidiaries or any Company Equityholder nor, to the knowledge of the Company, any member of any such individual’s immediate family is presently, or within the past three years has been, a party to any material transaction with the Company or any of the Company’s Subsidiaries, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company or a Subsidiary of the Company), (b) providing for the rental of real or personal property from, or (c) otherwise requiring material payments to (other than for services or expenses as directors, officers or employees of the Company or a Subsidiary of the Company in the ordinary course of business consistent with past practice) any such individual or any corporation, partnership, trust or other entity controlled by any such individual, in each case other than (i) the Benefit Plans, (ii) agreements relating to any Change in Control Payments and (iii) other agreements relating to the issuance or ownership of Company Common Stock, Company Preferred Stock or Company Options entered into in the ordinary course of business. Except as set forth on Schedule 4.21, the transactions disclosed on Schedule 4.21 were entered into on arms-length, market terms.

4.22 Labor Matters. Except as set forth on Schedule 4.22, (a) none of the Company or any Subsidiary of the Company is a party to any collective bargaining agreement or other contract or agreement with any labor organization, work council, trade union, or other representative of any of its employees and (b) to the knowledge of the Company, there are no activities or proceedings, or threatened activities or proceedings, of any labor union or other party to organize or represent such employees. There has not occurred or, to the knowledge of the Company, been threatened in the past three years or is threatened presently, any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth in Schedule 4.22, the Company and the Company’s Subsidiaries are in compliance in all material respects with the Laws relating to employment, including, without limitation, provisions relating to compensation, collective bargaining, safety and health, work authorization, leaves of absence, equal employment opportunity, unemployment compensation and worker’s compensation.

4.23 Absence of Changes. Except as set forth on Schedule 4.23, from March 31, 2015 until the date hereof, (a) each of the Company and the Company’s Subsidiaries has conducted its business in the ordinary course of business consistent with past practice in all material respects, (b) none of the Company or the Company’s Subsidiaries has taken any action that would be prohibited from being freely taken by clauses (a)-(q) of Section 6.1 if such action had been taken after the date hereof, and (c) there has not occurred any Material Adverse Effect.

4.24 Brokers. Except as set forth on Schedule 4.24, no broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company. All such fees, commission or similar charges, including those identified on Schedule 4.24, will, to the extent not paid by the Company or a Subsidiary of the Company prior to the Closing, be paid in accordance with Section 3.8.

4.25 Significant Customers and Suppliers. Schedule 4.25 contains a complete and correct list of (a) the 20 largest customers (the “Significant Customers”) of the Company and its Subsidiaries (based on consolidated volume in dollars of sales for each of the fiscal year ended June 30, 2014 and for the period from January 1, 2015 through March 31, 2015), and (b) the 20 largest suppliers (the “Significant Suppliers”) to the Company and its Subsidiaries (based on consolidated volume in dollars of sales by the Company and its Subsidiaries of such suppliers’ products for each of the fiscal year ended June 30, 2014 and for the period from January 1, 2015 through March 31, 2015). As of the date hereof, neither the Company nor any of its Subsidiaries have received written or, to the knowledge of the Company, other notice from any Significant Customer or Significant Supplier stating that such Significant Customer or Significant Supplier intends to cease purchasing from, or selling to, the Company or any of its Subsidiaries, or materially alter the amount of such purchases or sales.

4.26 Certain Business Practices. The Company and its Subsidiaries, and to the knowledge of the Company each other Person associated with or acting for or on behalf of any of them, has not directly or indirectly: (a) made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or services, in violation of applicable Law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or (b) established or maintained any fund or asset that has not been recorded in its books and records. Each of the Company and its Subsidiaries has conducted its business in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance therewith.

4.27 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, neither the Company, nor any other Person (a) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the properties, assets used in the business of or held by the Company or any of the Company’s Subsidiaries, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Company’s Subsidiaries or their respective businesses, in each case except as expressly set forth in this Article IV or as and to the extent required by this Article IV to be set forth in the Company Disclosure Schedules.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed (any such disclosure being subject to Section 13.8) in the Parent Disclosure Schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company the matters following in this Article V.

5.1 Organization. Parent is a corporation validly existing and in good standing under the laws of the State of Minnesota. Merger Sub is a corporation validly existing and in good standing under the laws of the State of Colorado. Each of Parent and Merger Sub has full power and authority to own, lease and operate its properties and assets and each of Parent and Merger Sub has full corporate power and authority to carry on its business as now conducted and to enter into and to perform this Agreement.

5.2 Authorization. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by each of Parent and Merger Sub, and each of Parent’s and Merger Sub’s consummation of the transactions contemplated hereby and thereby, have been duly approved by (a) the board of directors of Parent and Merger Sub, respectively, and (b) Parent as the sole shareholder of Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby.

5.3 Binding Agreement. This Agreement has been duly executed by each of Parent and Merger Sub and delivered to the Company, and constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the

Closing by Parent and Merger Sub, as applicable, each other Transaction Document to which each of them is or is specified to be a party, will be duly and validly executed by Parent or Merger Sub, as applicable, and delivered to the Company on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) Parent’s or Merger Sub’s, as applicable, legal, valid and binding obligation, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

5.4 No Breach. Subject to the necessity of obtaining approvals or termination or expiration of the waiting period under the HSR Act and, in the case of clauses (b) and (c) of this Section 5.4, except as would not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby by Parent and Merger Sub do not and will not (a) violate or conflict with Parent’s or Merger Sub’s Governing Documents or any Law to which Parent or Merger Sub is subject, or by which Parent or Merger Sub may be bound, (b) (with or without giving notice or the lapse of time or both) breach or conflict with, constitute or create a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any contract, agreement, or other commitment to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, or (c) require any filing with, or permit, consent or approval of, or the giving of notice to, any Governmental Authority or other Person.

5.5 Litigation. There is no Action or Governmental Order of any nature, pending, rendered or, to the knowledge of Parent, threatened, against Parent or Merger Sub that reasonably would be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

5.6 Financial Ability. As of and on the Closing, Parent has and will have available cash on hand and other available sources of financing sufficient for Merger Sub and the Surviving Corporation to make all Closing Date Payments and to pay all fees and expenses required to be paid by Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Parent’s and Merger Sub’s obligations under this Agreement are not contingent upon obtaining financing from any Person.

5.7 Solvency; Surviving Corporation After the Merger. None of Parent or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming (i) that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and (ii) satisfaction of all of the conditions to the obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, and after giving effect to the transactions contemplated by this Agreement, including the Merger, at and immediately after the Effective Time, each of Parent and the Surviving Corporation and each of its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due),

(b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

5.8 Parent’s and Merger Sub’s Acknowledgment. Each of Parent and Merger Sub acknowledges that none of the Company, any of the Company’s Subsidiaries, nor any other Person acting on behalf of the Company or any of the Company’s Subsidiaries, nor any Affiliate of the Company or any of the Company’s Subsidiaries (a) has made any representation or warranty, express or implied, regarding the Company or any of the Company’s Subsidiaries except as expressly set forth in this Agreement, the Transaction Documents and the Company Disclosure Schedules or (b) makes or shall be deemed to have made hereunder any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company or any of the Company’s Subsidiaries.

5.9 Brokers. Except for as set forth on Schedule 5.9, no broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

5.10 Operations and Assets of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities of any nature or conducted any business, other than pursuant to or in connection with this Agreement. Parent owns, beneficially and of record, all of the outstanding equity interests of Merger Sub, free and clear of all Liens.

5.11 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, neither Parent, Merger Sub, nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent, Parent’s Subsidiaries (including Merger Sub) or their respective businesses, in each case except as expressly set forth in this Article V or as and to the extent required by this Article V to be set forth in the Parent Disclosure Schedules.

ARTICLE VI.

COVENANTS OF THE COMPANY

6.1 Conduct of Business. The Company hereby covenants and agrees that, from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, unless set forth on Schedule 6.1 or otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the Company will, and will cause each Subsidiary of the Company to, (i) operate its business in the usual and ordinary course, consistent with past practice, (ii) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and ongoing operations, retain the services of its respective officers and key employees and maintain its relationship with its respective customers and suppliers and (iii) use its commercially reasonable efforts to maintain all Insurance Policies in full force and effect, without material modification, except as required by applicable Law. Without limiting the generality of the foregoing, except (x) as expressly contemplated by this Agreement, (y) as set forth on Schedule 6.1, or (z) otherwise consented to in writing by Parent, from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, the Company will not, and the Company will cause each Subsidiary of the Company not to, take any of the following actions:

(a) except in the ordinary course of business or as may be required by any Benefit Plan or applicable Law: (i) increase the compensation payable to or to become payable to any of its directors or officers, (ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors or officers, or (iii) adopt, amend or terminate any Benefit Plan;

(b) except for the Company Preferred Stock Conversion and the redemption of Company Non-Voting Common Stock held by employees of the Company or any Company Subsidiary upon separation of employment, (i) redeem, repurchase or otherwise reacquire any shares of the Company’s capital stock or any securities or obligations convertible into or exchangeable for any shares of the Company’s capital stock, or any options, warrants or conversion or other rights to acquire any shares of the Company’s capital stock or any such securities or obligations, except as permitted under any Benefit Plan, (ii) effect any reorganization or recapitalization of the Company, or (iii) split, combine or reclassify any of the Company’s capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the Company’s capital stock;

(c) except for the Company Preferred Stock Conversion, issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of any class of its capital stock (except in connection with exercises of Company Options), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares or any phantom stock, phantom stock rights, stock appreciation rights or stock based performance units;

(d) acquire or agree to acquire, merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person;

(e) sell, lease, exchange, mortgage, pledge, encumber, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its material assets except for (i) dispositions of properties or assets (including inventory) that are in the ordinary course of business and consistent with past practice and (ii) Permitted Liens;

(f) adopt any amendments to its Governing Documents;

(g) make any change in any of its methods, principles or practices of accounting or make any material reclassification of assets or liabilities, except as may be required by applicable Law or GAAP;

(h) incur or guarantee any material Indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issue or sell any debt securities or warrants or other rights to acquire debt securities of the Company or such Subsidiary, except (x) in the ordinary course of business consistent with past practice or (y) borrowings under the Credit Documents;

(i) transfer to any Person any material Company IP other than in the ordinary course of business consistent with past practice;

(j) enter into any operating lease with an aggregate value in excess of $250,000;

(k) for the fiscal year ending June 30, 2015, make any capital expenditures, capital additions or capital improvements in an aggregate amount in excess of $2,000,000, other than any capital expenditures, capital additions or capital improvements consistent with the capital expenditures budget provided to Parent prior to the date hereof; and for any fiscal quarter ending after such date, make any capital expenditures, capital additions or capital improvements in an aggregate amount in excess of $5,000,000;

(l) enter into any collective bargaining agreement;

(m) except as required by applicable Law, (i) make or change any material Tax election, (ii) adopt or change (or file a request to adopt or change) any of its methods of accounting with respect to Taxes or any annual Tax accounting period, (iii) enter into any closing agreement with respect to any Tax or settle any Tax claim or assessment, in each case, with respect to a liability for Taxes in excess of $250,000, or (iv) surrender any right to claim a Tax refund in excess of $250,000;

(n) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by Section 6.1(p), or waive, release, grant or transfer any rights of material value, in each case, other than in the ordinary course of business consistent with past practice;

(o) settle or compromise any claim or Action in excess of $250,000;

(p) make any payment to an Affiliate, except (i) in accordance with the terms of any Contract set forth on Schedule 4.21, (ii) compensation to employees in the ordinary course of business or (iii) in accordance with clause (a) of this Section 6.1; or

(q) enter into any agreement, or otherwise become obligated, to take any of the actions prohibited in the foregoing clauses (a)-(p).

Parent acknowledges and agrees that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Closing and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company’s and its Subsidiaries’ respective operations.

6.2 Inspection. The Company shall, and shall cause its Subsidiaries to, upon reasonable advance notice, afford to Parent and its accountants, counsel and other representatives reasonable access at Parent’s sole cost and expense, during normal business hours, in such manner as to not disrupt or interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish Parent and its representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as Parent and its representatives may reasonably request; provided, however, that Parent shall not be permitted to (i) perform any environmental sampling at any Leased Premises, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions or (ii) contact any customer, vendor or supplier of the Company or any Company Subsidiary for the purpose of discussing with such customer, vendor or supplier the business or affairs of the Company or any Company Subsidiary or the transactions contemplated hereby without the prior written consent of the Company (which shall not be unreasonably withheld, delayed, or conditioned). Subject to applicable Law, Parent, Merger Sub and their respective Affiliates and representatives will hold in confidence through the Closing Date all information obtained from the Company, the Company’s Subsidiaries and their respective Affiliates, directors, officers, agents, representatives or employees in accordance with the provisions of the Confidentiality Agreement, which, notwithstanding anything contained herein, shall remain in full force and effect in accordance with the terms thereof. Notwithstanding the foregoing, nothing shall prevent Parent, Merger Sub, or their respective Affiliates from disclosing such information in connection with an Action to enforce this Agreement.

6.3 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) file, or cause to be filed, a premerger notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days of the date of this Agreement, including a request for early termination of the applicable waiting period under the HSR Act. The Company shall use reasonable best efforts to comply at the earliest practicable date with any formal or informal request for additional information or documentary material and shall cooperate in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Regulatory Consent Authority.

(b) The Company shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all

Regulatory Consent Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. The Company shall cooperate fully with Parent in promptly seeking to obtain all such consents, authorizations, orders and approvals. Neither the Company nor its Affiliates shall willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(c) The Company shall promptly notify Parent of written or, if not written, material communication made to or received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Parent an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. The Company agrees to provide Parent and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Subject to applicable Law, the Company will consult with the Parent and cooperate with the Parent in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions described herein by or on behalf of any Party.

(d) The Company shall be responsible for and pay one-half of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

6.4 Cooperation with Financing. From the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, the Company shall, and shall cause the Company’s Subsidiaries to, reasonably cooperate and cause the respective officers, employees and advisors, including legal and accounting, of the Company and the Company’s Subsidiaries to provide to Parent, at Parent’s sole expense, such reasonable cooperation in connection with the arrangement of Parent’s third-party debt financing consisting of a syndicated credit facility (the “Financing”) as is customarily needed for financings of such type and may as be reasonably requested by Parent, including, without limitation:

(i) as promptly as reasonably practicable, furnishing to Parent such information relating to the Company and its Subsidiaries as is customary or reasonably necessary for the completion of the Financing to the extent reasonably requested by Parent to assist in preparation of customary information documents to be used for the completion of the Financing or otherwise in connection with the marketing of the Financing;

(ii) using commercially reasonable efforts (A) to obtain such consents, approvals and authorizations which shall be reasonably requested by Parent in connection with the Financing, and (B) facilitating the repayment of agreed upon existing Indebtedness of the Company and its Subsidiaries and releases of any Liens securing existing Indebtedness of the Company and its Subsidiaries, in each case upon the repayment of such Indebtedness substantially concurrently with the initial funding of the Financing by using commercially reasonable efforts to obtain customary payoff letters with respect to such Indebtedness to the extent requested by Parent promptly after the execution of this Agreement;

(iii) cooperating with the marketing efforts of Parent, including using commercially reasonable efforts to participate in a reasonable number of requested meetings with the parties acting as lead arrangers or agents for, and prospective lenders of the Financing and the Company’s and any of its Subsidiaries’ senior management and Representatives and due diligence sessions in connection with the Financing;

(iv) using commercially reasonable efforts to provide Parent with all documentation and other information required by regulatory authorities and as reasonably requested by Parent on behalf of Financing Sources a party to any debt commitment letter relating to the Financing with respect to the Company and its Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended; provided such request is made at least ten Business Days prior to the date on which the conditions set forth in Section 9.1 and Section 9.2 are satisfied or waived (other than any such condition that by its terms satisfied at Closing, each of which is capable of being satisfied).

Notwithstanding the foregoing, the Company shall not be required to provide, or cause its Subsidiaries to provide, cooperation under this Section 6.4 that: (A) unreasonably interferes with the ongoing business of the Company or any of the Company’s Subsidiaries; (B) causes any representation or warranty of the Company in this Agreement to be breached; (C) causes any closing condition set forth in Article IX to fail to be satisfied or otherwise causes the breach of this Agreement or any Contract to which the Company or any of the Company’s Subsidiaries is a party; or (D) requires the Company, any of the Company’s Subsidiaries or their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any commitment letter, with respect to the Financing prior to the Closing, except for a customary UCC pre-filing authorization letter effective as of the Effective Time, and the Board shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained prior to the Closing. In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information that is not available to the Company or the Company’s Subsidiaries or that cannot be obtained by the Company or the Company’s Subsidiaries using commercially reasonable efforts or for the failure to obtain review of any financial or other information by its accountants. In no event shall the Company or any Subsidiary of the Company be required to pay any commitment or similar fee or incur any liability (including due to any act or omission by the Company or any Subsidiary of the Company or any of their respective directors, officers, employees or representatives) or expense in connection with assisting Parent in arranging the Financing or as a result of any information provided by the Company, any Subsidiary of the Company or any of their respective Affiliates, directors, officers, employees or representatives in connection therewith. Parent shall (i) promptly upon request by the Company, reimburse the Company for all out-of- pocket costs incurred in good faith by the Company and the Company’s Subsidiaries in connection with such cooperation and (ii) indemnify and hold harmless the Company, the Company’s Subsidiaries and their respective Affiliates, directors, officers, employees and representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing or providing any of the information utilized in connection therewith. Notwithstanding anything to the contrary herein, the condition precedent set forth in Section 9.2(b), as applied to the obligations under this Section, will be deemed to be satisfied unless the Financing is not obtained as a direct result of the willful and material breach of the obligations under this section.

6.5 Stockholder Approval. Promptly after the execution and delivery of this Agreement, and, in any event, no later than 11:59 p.m. (Eastern time) on the first Business Day following the date hereof, the Company shall take all action necessary in accordance with the CBCA and the Company’s Governing Documents to solicit and obtain the Stockholder Approval by written consent, which shall be delivered to Parent no later than five (5) Business Days after the execution and delivery of this Agreement.

6.6 Notice of Certain Events; Supplemental Disclosure.

(a) The Company shall promptly notify Parent in writing of, and contemporaneously shall provide Parent with true and complete copies of, any and all information or documents in the Company’s possession (to the extent permitted to do so under applicable Law and Contract, and without prejudicing attorney-client or similar privilege or attorney work product protection) relating to any event, transaction or circumstance, as soon as practicable after it becomes known to the Company, occurring on or after the date of this Agreement (except for changes or developments permitted or contemplated by this Agreement) that renders, or shall render, untrue or causes, or shall cause, the breach of any representation, warranty, covenant or agreement of the Company under this Agreement as if the same were made on or as of the date of such event, transaction or circumstance; provided, however, that the failure of the Company to comply with this Section 6.6 shall not subject the Company to any liability hereunder for covenant breach as a result of a failure to provide notice hereunder with respect to any representation, warranty, covenant or agreement.

(b) Until the date falling ten (10) Business Days prior to the Closing Date, the Company shall have the right (but not the obligation) from time to time to supplement or amend the Company Disclosure Schedules with a list of any other matters first arising after the date hereof; provided that such other matters (x) shall not be deemed to have cured any breach of representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article IX have been satisfied or whether or not Parent shall have the right to terminate this Agreement pursuant to Section 10.1(b)(i), and (y) to the extent any such supplement or amendment is accepted by Parent, such other matters shall be deemed to cure any breach of representation or warranty of the Company for purposes of, and no Parent Indemnified Party shall have any rights to indemnification with respect to any such breach under, Article XII. Each supplement or amendment to the Company Disclosure Schedules made pursuant to this Section 6.6(b) will be deemed accepted by Parent, unless Parent objects to such supplement or amendment in writing within five Business Days of its receipt of such supplement or amendment.

6.7 Management Agreement and Stockholders Agreements. The Company shall cause the Management Agreement and the Stockholders Agreements to terminate upon the occurrence of, or prior to, the Closing, with no liability for any payment, fee or penalty payable by Parent, the Company or any Subsidiary of the Company as a result of such termination, except for the payment of accrued fees under the terms of the Management Agreement and which are included as current liabilities in the calculation of Closing Date Net Working Capital as determined in accordance with Section 3.5.

6.8 No Solicitation of Other Bids.

(a) From the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 6.8, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Notwithstanding any other provision set forth herein to the contrary, the Company agrees that the rights and remedies for noncompliance with this Section 6.8 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

6.9 Financial Statement Audit. In the event that the Closing has not occurred prior to September 1, 2015, the Company shall use its commercially reasonable efforts to prepare the consolidated balance sheet, income statement, statement of cash flows and statement of shareholder’s equity (deficit) of the Company and the Company’s Subsidiaries for the fiscal year ended June 30, 2015 (the “2015 Financial Statements”) in a manner consistent with the Company’s past practices and the preparation of the 2014 Financial Statements. The 2015 Financial Statements shall be prepared in accordance with the books and records of the Company and the Company’s Subsidiaries, and shall present fairly, in all material respects, the financial condition of the Company and the Company’s Subsidiaries as of June 30, 2015 and for

the fiscal year ended June 30, 2015. The 2015 Financial Statements shall be prepared in accordance with GAAP, consistently applied throughout and among the fiscal year ended June 30, 2015 and the periods indicated in the Financial Statements. The Company shall have an audit opinion with respect to the 2015 Financial Statements delivered by McGladrey LLP as promptly as reasonably practicable on or prior to October 15, 2015.

6.10 SEC Filings. The Company shall use commercially reasonable efforts to furnish all information reasonably requested by Parent in connection with Parent’s preparation and filing of any current reports on Form 8-K required to be filed with the SEC following the Closing Date.

ARTICLE VII.

COVENANTS OF PARENT

7.1 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Parent shall (and, to the extent required, shall cause its Affiliates to) file, or cause to be filed, a premerger notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days of the date of this Agreement, including a request for early termination of the applicable waiting period under the HSR Act. Parent shall use reasonable best efforts to comply at the earliest practicable date with any formal or informal request for additional information or documentary material and shall cooperate in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Regulatory Consent Authority.

(b) Parent shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Regulatory Consent Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Parent shall cooperate fully with the Company in promptly seeking to obtain all such consents, authorizations, orders and approvals. Neither Parent nor its Affiliates shall willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(c) Parent shall promptly notify the Company and the Holder Representative of written or, if not written, material, communication made to or received by Parent from any Governmental Authority with respect to the transactions contemplated by this Agreement, and Parent shall permit counsel to the Company an opportunity to review in advance, and Parent shall consider in good faith the views of such counsel in connection with, any proposed written communications by Parent and its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Parent agrees to provide the Company, the Holder Representative and their counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Parent or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Subject to applicable Law, the Parent will consult with the Company and cooperate with the Company in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions described herein by or on behalf of any Party.

(d) Parent shall be responsible for and pay one-half of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

7.2 Indemnification and Insurance Matters.

(a) From and after the Effective Time through the sixth anniversary of the Closing Date, Parent agrees that it shall cause the Surviving Corporation and its Subsidiaries, to the fullest extent permitted by law, to indemnify and hold harmless each present and former director and officer of the Company and any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines or Losses incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of formation, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law, subject to Parent’s receipt of an undertaking by such Person to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Without limiting the foregoing, (i) Parent shall cause the Surviving Corporation and each of its Subsidiaries (x) to maintain for a period of not less than six years from the Effective Time provisions in its Governing Documents concerning the indemnification (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (y) for a period of not less than six years from the Closing Date, not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law and (ii) Parent agrees that any indemnification and advancement of expenses available to any current or former director of the Company or its Subsidiaries by virtue of such current or former director’s service as a partner or employee of any investment fund that is an Affiliate of the Company prior to the Closing (any such current or former director, a “Sponsor Director”) shall be secondary to the indemnification and advancement of expenses to be provided by the Surviving Corporation and its Subsidiaries pursuant to this Section 7.2 and that the Surviving Corporation and its Subsidiaries (A) shall be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 7.2, (B) shall be fully responsible for the advancement of all reasonable out-of-pocket expenses and the payment of all Losses with respect to Sponsor Directors which are addressed by this Section 7.2 and (C) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification available to any Sponsor Director with respect to any matter addressed by this Section 7.2. Parent shall assume, and be jointly and severally liable for, and shall cause the Surviving Corporation and its Subsidiaries to honor, each of the covenants in this Section 7.2.

(b) For a period of six years from the Closing Date, Parent shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Parent or its agents or representatives) on terms not materially less favorable than the terms of such current insurance coverage; provided, however, that (i) in lieu of maintaining such coverage, Parent or the Surviving Corporation may obtain a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance maintained under this Section 7.2 shall be continued in respect of such claim until the final disposition thereof, unless such coverage is cancelled or otherwise limited due to conduct of an insured Person. Notwithstanding the foregoing, in no event shall the Surviving Corporation be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). The Maximum Premium is set forth on Schedule 7.2(b). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

7.3 Employment Matters.

(a) For the period commencing on the Closing Date and thereafter, Parent shall, or shall cause the Surviving Corporation to, comply with the terms of the employment, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements to which the Company or any of its Subsidiaries is a party set forth on Schedule 4.16(a); provided that such compliance will not result in a duplication of compensation or benefits; and provided, further, that the foregoing shall not limit the Surviving Corporation’s ability to amend or terminate such plans, arrangements and agreements to the extent permitted by their terms and otherwise in compliance with Section 7.3(b).

(b) For the period commencing on the Closing Date and ending on December 31, 2015, Parent shall, or shall cause the Surviving Corporation to, provide each employee of the Company or any of its Subsidiaries who continues in the employ of Parent, the Surviving Corporation or any of their respective Affiliates following the Closing Date (“Continuing Employees”) with: (i) annual base salary and cash incentive compensation opportunities that are no less than the annual base salary and cash incentive compensation opportunities, respectively, provided to such Continuing Employee immediately prior to the Closing Date and (ii) employee benefits (excluding equity compensation) that are not less favorable to such Continuing Employee than the more favorable to such Continuing Employee of (A) those benefits provided to such Continuing Employee immediately prior to the Closing Date, and (B) those benefits that Parent or its Affiliates provide to their similarly-situated employees during such period.

(c) From and after the Closing, Parent (i) shall give each Continuing Employee full credit for all purposes, including eligibility to participate, level of benefits, vesting and benefit accrual, under any applicable employee benefit plans, arrangements, collective agreements and employment-related entitlements (including severance and vacation/paid time off policies (and any accruals thereunder)) provided, sponsored, maintained or contributed to by Parent or any of its Affiliates for such Continuing Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer, to the same extent recognized by the Company or any of its Subsidiaries, except to the extent such credit would result in the duplication of benefits for the same period of service, and (ii) shall credit to each Continuing Employee under the applicable vacation or paid time off program of the Parent or its Affiliates all unused vacation or other paid time off days of such Continuing Employee that accrued on or prior to the Closing Date, and shall not take any actions that adversely affect any such Continuing Employees (or their future accrual of vacation or paid time off) as a result of such credit; provided that the Continuing Employees’ use of unused vacation or paid time off on and after the Closing Date shall be subject to any limitations set forth in applicable program of Parent or its Affiliates. Notwithstanding the foregoing, to the extent permitted under applicable Law, Parent shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Parent or any of its Affiliates that is a defined benefit pension plan.

(d) Parent shall (i) waive or cause to be waived for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Parent or any of its Affiliates applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to (or was previously satisfied by) such Continuing Employee under the terms of the comparable welfare plan of the Company and its Subsidiaries, and (ii) give or cause to be given full credit under the welfare plans of Parent and its Affiliates applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.

(e) Prior to the Closing Date, the Company shall use its reasonable best efforts to obtain from each Person (listed on Schedule 7.3(e)) who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to Company and to whom any payment or benefit is required or proposed to be paid or provided that would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefit”) so that all remaining portions of such payments or benefits applicable to such Person shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code, and accepting in substitution for the Waived Benefit the right to receive payments equal to the Waived Benefit only if approved by the holders of Company Voting Common Stock in a manner that complies with Section 280G(b)(5)(B) of the Code. Each such waiver shall identify the specific Waived Benefit and shall provide that if such approval of the holders of Company Voting Common Stock is not obtained in a manner that complies with Section 280G(b)(5)(B) of the Code, such Waived Benefit shall not be paid or provided and such Person shall have no right or entitlement with respect thereto. As soon as practicable after execution of such waivers but in any event prior to the Closing, the Company shall seek the approval of the holders of Company Voting Common Stock in a manner that complies with Section 280G(b)(5)(B) of the Code for the Waived Benefit that has been conditioned on the receipt of such stockholder approval. The determination of which payments or benefits may be deemed to constitute parachute payments, the form of each such waiver, the disclosure documents (and related calculations) and other circumstances of any such stockholder approval shall be provided to Parent for Parent’s advance review.

(f) The Parties acknowledge and agree that all provisions contained in this Section 7.3 are included for the sole benefit of the Parties. This Agreement is not intended by the Parties to, and nothing in this Section 7.3 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Benefit Plan, (ii) obligate Parent or the Company or any of their respective Affiliates to maintain any particular compensation or benefit plan, program, policy or arrangement, (iii) create any obligation of the Parties with respect to any employee benefit plan of Parent or the Company or any of their respective Affiliates (including the Benefits Plans), or (iv) confer on any Continuing Employee or any other Person (other than the Parties) any rights or remedies (including third-party beneficiary rights).

7.4 Notice of Certain Events. Parent shall promptly notify the Company in writing of, and contemporaneously shall provide the Company with true and complete copies of, any and all information or documents in Parent’s possession (to the extent permitted to do so under applicable Law and Contract, and without prejudicing attorney-client or similar privilege or attorney work product protection) relating to any event, transaction or circumstance, as soon as practicable after it becomes known to Parent, occurring on or after the date of this Agreement (except for changes or developments permitted or contemplated by this Agreement) that renders, or shall render, untrue or causes, or shall cause, the breach of any representation, warranty, covenant or agreement of Parent or Merger Sub under this Agreement as if the same were made on or as of the date of such event, transaction or circumstance; provided, however, that the failure of Parent to comply with this Section 7.4 shall not subject Parent or Merger Sub to any liability hereunder for covenant breach as a result of a failure to provide notice hereunder with respect to any representation or warranty.

7.5 Post-Closing Access; Preservation of Records. From and after the Closing, Parent will make or cause to be made available to the Holder Representative and its agents, representatives and advisors all books, records and documents of the Company and its Subsidiaries (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of or defending or prosecuting any Action, (b) preparing reports to equityholders and Governmental Authorities or (c) insurance, Tax or accounting matters, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise; provided, however, that access to such books, records, documents and employees will not unreasonably interfere with the normal operations of the Surviving Corporation and its Subsidiaries or violate applicable Law and Contract and the reasonable out-of-pocket expenses of the Surviving Corporation and its Subsidiaries incurred in connection therewith will be paid by the Holder Representative. Parent will cause the Surviving Corporation and its Subsidiaries to maintain and preserve all such books, records and documents for the greater of (i) five (5) years after the Closing Date or (ii) any applicable statutory or regulatory retention period, as the same may be extended.

ARTICLE VIII.

JOINT COVENANTS

8.1 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of Parent with respect to the notifications, filings, reaffirmations and applications as described in Section 7.1, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1, Parent and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Parent, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall the Company, Parent or any of their respective Subsidiaries be obligated to bear any third party expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party in connection with the consummation of the Merger.

8.2 Tax Matters.

(a) Transfer Taxes. One half of all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Merger shall be the responsibility of each of Parent and the Company Equityholders, and Parent and the Holder Representative shall reasonably cooperate in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

(b) Tax Claims.

(i) Parent shall notify Holder Representative promptly in writing of any audit, examination or other claim relating to Taxes of the Company or any of its Subsidiaries that may give rise to a claim for indemnification under Section 12.2(a) (a “Tax Claim”); provided, however, that the failure to give such prompt notice shall not affect any rights or obligations of the Company Equityholders, except to the extent the Company Equityholders have actually been prejudiced as a result of such failure.

(ii) The Holder Representative shall have the exclusive right to control any and all Tax Claims that relate solely to Tax periods that end on or before the Closing Date and may make all decisions taken in connection with such Tax Claim; provided, however, that (A) the Holder Representative shall keep Parent reasonably informed of the status of such Tax Claim, (B) Parent may at its own expense participate in the proceedings related to such Tax Claim, and (C) the Holder Representative shall not settle, resolve or close any such Tax Claim in a manner that could reasonably be expected to adversely affect the amount or timing of Taxes (or Tax reporting compliance required under applicable Law) of the Surviving Corporation and its Subsidiaries in a Post-Closing Tax Period without the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned. The Holder Representative and Parent, at its expense, shall jointly control all proceedings with respect to any Tax Claim relating to a Straddle Period. If the Holder Representative fails to notify Parent of the Holder Representative’s intent to assume the defense of any Tax Claim that the Holder Representative is entitled to control and defend pursuant to this Section 8.2(b)(ii) within fifteen (15) days of receipt of notice thereof, Parent, at its own expense, shall control the defense and settlement of such Tax Claim; provided, however, that (x) Parent shall keep the Holder Representative reasonably informed of the status of such Tax Claim, and (y) Parent shall not settle, resolve or close any such Tax Claim in a manner adverse to the Company Equityholders without the written consent of the Holder Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) Tax Returns. Parent, at its own expense, shall prepare, or cause the Surviving Corporation to prepare, in a manner consistent with past practices (except as required by applicable Law), and timely file, or cause the Surviving Corporation to timely file, all Tax Returns of the Surviving Corporation (or the Company) and its Subsidiaries that are filed after the Closing Date. Parent shall deliver or cause to be delivered each such Tax Return described in the preceding sentence that is for a Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period) to the Holder Representative for its review and comment at least thirty (30) days prior to the due date (as may be extended) for filing such Tax Return, provided that Holder Representative comments shall be made only to the extent the Taxes shown on such Tax Return could give rise to indemnification under Article XII or the Company Equityholders could be entitled to any Tax refunds attributable to such Tax Return. If the Holder Representative disputes any item on any of such Tax Return, the Holder Representative shall notify the Parent of such disputed item (or items) and the basis for its objection within fifteen (15) days of the Holder Representative’s receipt of such Tax Return. The Parent and the Surviving Corporation, on the one hand, and the Holder Representative, on the other hand, shall attempt in good faith mutually to resolve any disagreement regarding such Tax Return prior to the due date of filing thereof (taking into account any available extensions). If the Parties are unable to resolve such dispute within a five (5) day period, the Parties shall retain the services of the Auditor to resolve such disputes, and the Auditor’s determination with respect to each disputed matter shall be final, conclusive and binding on the Parties. Upon resolution of all such disputes in accordance with this Section 8.2(c), such Tax Return shall be timely filed on that basis, provided, however, that if the parties have not resolved all matters in dispute pursuant to the procedures set forth in this Section 8.2(c) before such Tax Return is due (taking into account available extensions), such Tax Return may be filed as prepared by Parent and the Surviving Corporation, subject to adjustment or amendment upon resolution of the disputed matters with respect to such Tax Return, and the Parties shall make any and all payments to the other as required under this Agreement necessary to give effect to the resolution. The cost of the Auditor shall be borne one-half by the Parent and one-half by the Holder Representative. Parent shall not file or cause to be filed any Tax Return subject to this Section 8.2(c) without the prior written consent of the Holder Representative, which consent shall not be unreasonably withheld, delayed or conditioned. For purposes of this Section 8.2(c), the Parties shall treat the taxable year of the Company and/or any of its applicable Subsidiaries as ending as of the end of the Closing Date as required by Treasury Regulations Sections 1.1502-76(b)(1)(ii)(A)(1) and allowable under other applicable Law, and income Tax items (including the distributive share of partnership items required to be determined pursuant to Treasury Regulations Section 1.1502-76(b)(2)(vi)(A)) shall be allocated to the period ending on the Closing Date in accordance with such applicable Law based on an interim closing of the books as of the end of the day on the Closing Date.

(d) Straddle Period Taxes. For purposes of this Agreement, including Article XII, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall be deemed equal to (A) in the case of real or personal property Taxes or other similar Taxes imposed on an ad valorem basis, the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, (B) in the case of any Taxes based upon or measured by capital (including net worth or long-term debt) or intangibles, a proportionate amount of such Taxes computed by reference to the level of such items on the Closing Date and the timing of the Closing Date in relation to the relevant Straddle Period, (C) in the case of Income Taxes (however denominated) or other Taxes, the amount of such Taxes that would be payable based on an interim closing of the books of the Company and its Subsidiaries as of the end of the Closing Date; provided, that, exemptions, allowances or deductions that are calculated on an annual basis (such as depreciation) shall be apportioned on a pro rata basis.

(e) Tax Refunds. Except to the extent taken in to account in determining Closing Date Net Working Capital (as finally determined in accordance with Section 3.5(b)) and for so long as the Company Equityholders have any obligation to indemnify the Parent Indemnified Parties pursuant to Section 12.2(a), any Tax refund (including any interest received in respect thereof) received or applied for by any of Parent, the Surviving Corporation or any of its Subsidiaries shall be for the account of the Company Equityholders to the extent such Tax refund (i) results from the application of any Transaction Tax Deductions, (ii) is a refund of non-Income Taxes, or (iii) is a refund of Income Taxes not attributable to Transaction Tax Deductions or Compensation Costs. Except as otherwise requested by the Holder Representative, Parent, the Surviving Corporation and its Affiliates, as applicable, shall elect to receive any such Tax refund as a cash payment and not as an offset to any liability for Taxes. For the avoidance of doubt, all other Tax refunds shall be for the account of the Parent. In determining the Tax refunds attributable to Tax deductions in this Section 8.2(e), Tax refunds shall be treated as attributable to Compensation Costs first, Transaction Tax Deductions second, and any other Tax deductions third. Parent shall pay to the Holder Representative (for distribution to the Company Equityholders in the same manner as set forth in the last sentence of Section 11.2 with respect to

Holder Allocable Expenses) any such refund that the Company Equityholders are entitled to pursuant to this Section 8.2(e) within fifteen (15) days after the Surviving Corporation or any of its Subsidiaries’ receipt or entitlement thereto, net of any expenses incurred by Parent, the Surviving Corporation or any of its Subsidiaries in seeking or securing such refund; provided, however, that such refunds shall not include any refunds or amounts attributable to the carryback of any credit, net operating loss, capital loss deduction or other similar Tax attribute arising in a Post-Closing Tax Period beginning after the Closing Date. With respect to any Pre-Closing Tax Period, upon the Holder Representative’s reasonable request, Parent shall, or shall cause its relevant Affiliate to, initiate a claim for a refund of Taxes that relate to any Pre-Closing Tax Period of the Company or any of its Subsidiaries; and provided further, that Holder Representative shall advance to Parent all out-of-pocket costs to be incurred in connection with making the claim for refund. Any such refund claim (including any amended Tax Return) shall be subject to the review, comment and filing procedures set forth in Section 8.2(c).

(f) Cooperation. After the Closing, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), on the one hand, and the Holder Representative, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the preparation and filing of Tax Returns pursuant to Section 8.2(c) and any audit, litigation or other proceeding with respect to Taxes (including any Tax Claim). Such cooperation shall include the retention and (upon the other’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to execute Tax Returns and to provide additional information and explanation of any material provided hereunder. Parent shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, (i) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the applicable statute of limitations (taking into account any extensions thereof), (ii) allow the Holder Representative and its representatives at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such party’s expense, and (iii) give the Holder Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Holder Representative so requests, shall allow the Holder Representative to take possession of such books and records.

(g) Parent shall not, and shall not cause or permit any of its Affiliates (including the Surviving Corporation and its Subsidiaries) to, (i) file an amended Tax Return, or agree to any waiver or extension of the statute of limitations, relating to Taxes with respect to the Company and any of its Subsidiaries for any Pre-Closing Tax Period, (ii) take any action on the Closing Date other than in the ordinary course of business, which action could increase the amount of Losses subject to indemnification under Section 12.2(a) or reduce the Common Merger Consideration, (iii) make any election under Section 338 of the Code with respect to the Merger or (iv) waive the carryback of any net operating losses arising in any Pre-Closing Tax Period, in each case, without the prior written consent of the Holder Representative, provided that solely in the case of clause (i) of this Section 8.2(g), such consent shall not be unreasonably withheld, delayed, or conditioned.

In the event of any conflict between the provisions of this Section 8.2 and any other provision of this Agreement, this Section 8.2 shall control.

8.3 Further Assurances. Each Party agrees that from time to time after the Closing Date, it will execute and deliver, or cause its respective Affiliates to execute and deliver, such further instruments, and take, or cause their respective Affiliates to take, such other actions, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

ARTICLE IX.

CONDITIONS TO OBLIGATIONS

9.1 Conditions to Obligations of Parent, Merger Sub and the Company. The obligations of each of Parent, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by such Party:

(a) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated, and any applicable notice or waiting period (and any extensions thereof).

(b) There shall not be in force any Governmental Order, statute, rule or regulation enjoining, prohibiting, restraining, or delaying the consummation of the Merger.

(c) The Stockholder Approval shall have been obtained.

(d) Each holder of shares of Company Preferred Stock shall have executed and delivered to the Company (with copies to Parent) a written consent authorizing and consenting to the Company Preferred Stock Conversion.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent and Merger Sub:

(a) (i) Each of the representations and warranties of the Company (without giving effect to any “Material Adverse Effect” or similar materiality qualification therein) set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b), 4.4(a), 4.4(b), 4.5 and 4.24 (the “Company Fundamental Representations”) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (without giving effect to any “Material Adverse Effect” or similar materiality qualification therein) shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except to the extent that any inaccuracy or omission would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) The Company shall have delivered to Parent a certificate signed by an officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d) Since March 31, 2015, there shall not have occurred a Material Adverse Effect.

(e) The Company shall have delivered to Parent a statement in accordance with Treasury Regulations Section 1.897-2(h) for purposes of satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3).

(f) Parent shall have received the Escrow Agreement duly executed by the Escrow Agent and the Holder Representative.

9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) Each of the representations and warranties of Parent and Merger Sub (without giving effect to any “material adverse effect” or similar materiality qualification therein) set forth in Sections 5.1, 5.2 and 5.3 (the “Parent Fundamental Representations” and together with the Company Fundamental Representations, the “Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, and (ii) the representations and warranties of Parent contained in this Agreement other than the Parent Fundamental Representations (without giving effect to any “material adverse effect” or similar materiality qualification therein), shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, any inaccuracy or omission that would not reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Each of the covenants of Parent to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Parent shall have delivered to the Company and the Holder Representative a certificate signed by an officer of Parent, dated the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

(d) The Company and the Holder Representative shall have received the Escrow Agreement duly executed by the Escrow Agent and Parent.

9.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement.

ARTICLE X.

TERMINATION

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:

(a) by mutual written consent of the Company and Parent;

(b) by written notice to the Company from Parent if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Parent provides written notice of such violation or breach and the End Date) after receipt by the Company of written notice from Parent of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before September 2, 2015 (the “End Date”); provided, that the right to terminate this Agreement under subsection (i) or (ii) of this Section 10.1(b) shall not be available if Parent or Merger Sub is in material default or breach of this Agreement or, in the case of subsection (ii) of this Section 10.1(b), if Parent’s or Merger Sub’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the End Date, or (iii) the consummation of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order of a Governmental Authority of competent jurisdiction; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(iii) shall not be available if Parent’s or Merger Sub’s breach of any provision of this Agreement results in or causes such permanent enjoinment or prohibition of the consummation of any of the transactions contemplated hereby or if Parent or Merger Sub is otherwise in material breach or default of its obligations hereunder;

(c) by written notice to Parent from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), except that, if any such Terminating Parent Breach is curable by Parent, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the End Date) after receipt by Parent of written notice from the Company of such breach (the “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period, (ii) the Closing has not occurred on or before the End Date; provided, that the right to terminate this Agreement under subsection (i) or (ii) of this Section 10.1(c) shall not be available if the Company is in material default or breach of this Agreement or, in the case of subsection (ii) of this Section 10.1(c), if the Company’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the End Date, or (iii) the consummation of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order of a Governmental Authority of competent jurisdiction; provided, that the right to terminate this Agreement pursuant to this Section 10.1(c)(iii) shall not be available if the Company’s breach of any provision of this Agreement results in or causes such permanent enjoinment or prohibition of the consummation of any of the transactions contemplated hereby or if the Company is otherwise in material breach or default of its obligations hereunder.

10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders; provided, however, that none of the Parties shall be released from any Losses resulting from any material breach of this Agreement prior to such termination. Notwithstanding the preceding sentence, the provisions of Sections 10.2, 13.4, 13.5, 13.6, 13.13, 13.15 and Article XI and the indemnification and reimbursement obligations of Parent and Merger Sub in Section 6.4 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 13.14, recoverable damages of the Company hereunder shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include all damages recoverable by the Company under applicable Law.

ARTICLE XI.

HOLDER REPRESENTATIVE

11.1 Designation and Replacement of Holder Representative. The Parties have agreed that it is desirable to designate a representative to act on behalf of the Company Equityholders for certain limited purposes, as specified herein (the “Holder Representative”). The Parties have designated Leonard Green & Partners, L.P. as the initial Holder Representative, and approval of this Agreement by the Company Equityholders shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of the Company Equityholders which collectively hold at such time (or following the Closing, held immediately prior to the Effective Time) a Pro Rata Percentage of more than fifty percent (50%) (the “Majority Equityholders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Equityholders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative and the written consent of Parent (such consent not to be unreasonable withheld or delayed).

11.2 Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the Company Equityholders, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to, (a) expend Holder Allocable Expenses, (b) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Company Equityholders, (c) exercise on behalf of the Company Equityholders all rights granted to the Holder Representative under Sections 3.5 and 8.2, and (d) with respect to any Indemnification Claim made pursuant to Section 12.2(a), exercise all rights granted to the Indemnitor under Article XII (subject to paragraph (d) of Section 12.3). The Holder Representative shall have no liability to Parent, the Company (and, following the Effective Time, the Surviving Corporation) or any Company Equityholder with respect to actions taken or omitted to be taken in its capacity as the Holder Representative (except to Company Equityholders for those actions arising out of the Holder Representative’s bad faith or willful misconduct). The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Equityholders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 3.8 of this Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds paid to it under Section 3.8 of this Agreement, released from the Escrow Accounts for the benefit of the Company Equityholders and/or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification (i) first, from funds paid to it under Section 3.8 of this Agreement, and (ii) second, from the Company Equityholders in accordance with their respective Pro Rata Percentages, against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s bad faith or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the Holder Allocable Expenses exceed the amount actually incurred by the Holder Representative in its capacity as such upon the final release of funds from the Escrow Accounts in accordance with the terms of the Escrow Agreement, the Holder Representative shall deliver (x) to the Exchange Agent (for distribution to each Company Stockholder in accordance with such Company Stockholder’s Common Pro Rata Percentage) a cash payment in an amount equal to the product of (A) such excess amount, multiplied by (B) the Aggregate Common Pro Rata Percentage, and (y) to the Surviving Corporation (for payment to each Company Optionholder in accordance with such Company Optionholder’s Option Pro Rata Percentage) a cash payment in an amount equal to the product of (A) such excess amount, multiplied by (B) the Aggregate Option Pro Rata Percentage.

ARTICLE XII.

INDEMNIFICATION

12.1 Survival of Representations, Warranties and Covenants. Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect for 18 months from the Closing Date (such date, the “Survival Expiration Date”); provided, however, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing Date shall survive until such covenant is performed. For the avoidance of doubt, subject to following sentence, the Parent Indemnified Parties’ right to indemnification under Section 12.2(a)(iii) shall survive until the Survival Expiration Date. No Indemnification Claim may be asserted pursuant to this Agreement unless on or before the Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XII, specifying, in reasonable detail, the basis of the claim.

12.2 Indemnification.

(a) Subject to Section 12.4, from and after the Effective Time, Parent and its Affiliates, including following the Effective Time the Company and its Subsidiaries (collectively, the “Parent Indemnified Parties”), shall be entitled to indemnification for any and all Losses (including reasonable costs and expenses of the Parent Indemnified Parties incurred in connection with making such claim under this Agreement) to the extent arising from (i) any breach of any representation or warranty of the Company in this Agreement or in any certificate delivered pursuant hereto, (ii) any breach of any covenant or agreement of the Company contained in this Agreement requiring performance by the Company prior to or at the Closing, or (iii) any Taxes of or with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period, except to the extent such Taxes are Transfer Taxes for which Parent is responsible pursuant to Section 8.2(a) or were taken into account in calculating Closing Date Net Working Capital or Indebtedness (as finally determined in accordance with Section 3.5(b)).

(b) Subject to Section 12.4, from and after the Effective Time, Parent shall indemnify, defend and hold the Company Equityholders harmless for any and all Losses (including reasonable costs and expenses of the Company Equityholders incurred in connection with making such claim under this Agreement) to the extent arising from (i) any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement or in any certificate delivered pursuant hereto or (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by Parent or Merger Sub prior to or at the Closing or by Parent or the Surviving Corporation after the Closing.

(c) The amount of indemnification to which an Indemnified Party shall be entitled under this Article XII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it.

(d) Except with respect to the determination of whether there is an affirmative requirement to schedule matters pursuant to Sections 4.10(a), 4.11(a), 4.16(a) and 4.19(a), in determining (i) whether any representation or warranty in this Agreement was true and correct as of any particular date and (ii) the amount of any Losses in respect of the failure of any such representation or warranty to be true and correct as of any particular date, any qualification or limitation as to materiality (whether by reference to Material Adverse Effect or otherwise) contained in such representation or warranty shall be disregarded.

12.3 Indemnification Claim Procedures.

(a) Upon receipt of any notice of an Action or notice of any event that may give rise to an Indemnification Claim (other than a Tax Claim) by a Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (w) describing in reasonable detail the nature of the Action or event, (x) including a copy of all papers served with respect to such Action or pertaining to such event, (y) including the Indemnified Party’s best estimate of the amount of Losses that may arise from such Action or event and (z) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 12.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (A) the defense of such Action is actually prejudiced by the Indemnified Party’s failure to give such notice or (B) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 12.3(a) prior to the Survival Expiration Date.

(b) An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall reasonably cooperate in all respects with the conduct of such defense by the Indemnitor at the sole cost and expense of the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for only payment of money by the Indemnitor and includes a complete written release of the claims that are the subject of such Action in favor of the Indemnified Party. If an Indemnitor assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood, however, that the Indemnitor will control such defense; provided, that in connection with such participation, the Indemnified Party shall be entitled to retain one counsel, selected by the Indemnified Party, at the sole cost and expense of the Indemnitor to the extent an actual or potential conflict of interest exists between the Indemnified Party and the Indemnitor in respect of any such defense or settlement. The Indemnitor will be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnitor has not assumed the defense thereof after the Indemnified Party has provided the Indemnitor with notice pursuant to Sections 12.3(a)(i) and 12.3(a)(ii). If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not thereafter reasonably promptly assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed) and (B) the Indemnitor may thereafter assume at any time the defense of such Action subject to the terms of this Section 12.3.

(c) At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives, at the sole cost and expense of the Indemnitor, all reasonable access during business hours to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates. All such access shall be granted during normal business hours and shall be granted under conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

(d) With respect to any Indemnification Claim made by any Parent Indemnified Parties pursuant to Section 12.2(a), the Holder Representative shall, on behalf of the Company Equityholders, exercise all rights of the Indemnitor as set forth in this Article XII; provided, that the Holder Representative shall not have any liability as an Indemnitor to any Parent Indemnified Party pursuant to this Article XII or otherwise.

12.4 Limitations on Indemnification Liability.

(a) The aggregate amount of Losses for which the Parent Indemnified Parties shall be entitled to indemnification pursuant to this Article XII will not exceed the amount of funds available in the Indemnification Escrow Account. The funds then remaining in the Indemnification Escrow Account shall serve as the sole and exclusive source of payment of any Indemnification Claim pursuant to Section 12.2(a). The aggregate amount of Losses for which the Company Equityholders shall be entitled to indemnification pursuant to this Article XII will not exceed an amount equal to the Indemnification Escrow Amount.

(b) The Parent Indemnified Parties shall only be entitled to indemnification pursuant to Section 12.2(a)(i) and the Company Equityholders shall only be entitled to indemnification pursuant to Section 12.2(b)(i) to the extent that the aggregate amount of all Losses (including costs and expenses of the Parent Indemnified Parties or the Company Equityholders, as applicable, incurred in connection with making such claim under this Agreement) incurred by the Parent Indemnified Parties or the Company Equityholders, as applicable, for which the Parent Indemnified Parties or the Company Equityholders, as applicable, are entitled to indemnification pursuant to Section 12.2(a)(i) or Section 12.2(b)(i), as applicable, exceeds $3,300,000 (the “Deductible”), and the Parent Indemnified Parties or the Company Equityholders, as applicable, shall be entitled to indemnification for such Losses to the extent such Losses exceed the Deductible; provided, that the Deductible shall not apply with respect to any Losses in connection with, arising out of, or resulting from breaches of any Company Fundamental Representations, Losses subject to indemnification under Section 12.2(a)(iii), or fraud.

(c) All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article XII shall be reduced by the amount of all insurance proceeds, indemnification payments and other third-party recoveries actually realized by any Indemnified Party in respect of any Losses incurred by such Indemnified Party. In the event any Indemnified Party determines in good faith it is entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Losses (or any of the circumstances giving rise thereto) for which such Indemnified Party is entitled to indemnification pursuant to this Article XII, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such reductions, proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are actually obtained, received by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.

(d) If any Indemnified Party receives any indemnification payment pursuant to this Article XII, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Losses, whether by insurance coverage, contribution claims, subrogation or otherwise.

(e) For the purposes of this Article XII, notwithstanding anything herein to the contrary, in no event shall any Indemnitor be liable for any consequential damages, special damages, punitive damages, lost profits (except with respect to Losses for lost profits to the extent a court of competent jurisdiction determines that lost profits is the appropriate measure of direct damages with respect to the matters giving rise to the claim for Losses), damages calculated as a multiple of earnings or revenue, diminution in value or loss of business reputation or opportunity, except in each case to the extent payable to a third party in connection with an Action for which recovery is provided under this Article XII.

(f) No Parent Indemnified Party shall be entitled to indemnification for any Losses in respect of any liability included in the calculation of the Aggregate Consideration.

(g) In the event a Parent Indemnified Party actually recovers Losses in respect of an Indemnification Claim, no other Parent Indemnified Party may recover the same Losses in respect of a claim for indemnification under this Agreement.

12.5 Mitigation of Losses. An Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article XII. The Indemnitor shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to take all available steps to minimize Losses for which the Indemnified Party is entitled to indemnification before such Losses actually are incurred by the Indemnified Party.

12.6 Indemnification Sole and Exclusive Remedy. Each of the Parties acknowledges and agrees that from and after the Closing, except in the case of fraud, claims under this Article XII shall be the sole and exclusive remedy with respect to the transactions contemplated by this Agreement and the funds available in the Indemnification Escrow Account shall be the sole source of recovery of the Parent Indemnified Parties. In furtherance of the foregoing, each of the Parties and each of the Parent Indemnified Parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any indemnifying party and its Affiliates, officers, directors, employees, agents and representatives relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise; provided, that, notwithstanding anything to the contrary contained herein, this Section 12.6 shall not relieve any Party for any liability for fraud. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article XII. Without limiting the generality of the foregoing:

(a) the provisions of and the limited remedies provided in this Article XII were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Aggregate Consideration;

(b) the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Merger and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement; and

(c) the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

For the avoidance of doubt, the Adjustment Amount shall not be considered “remedies” for purposes of this Section 12.6 and shall not be limited by the terms of this Section 12.6.

12.7 Treatment of Indemnification Payments. Any amount that is paid pursuant to this Article XII shall be treated by the Parties for Tax purposes as an adjustment of the Aggregate Consideration, except as otherwise required by applicable Law.

ARTICLE XIII.

MISCELLANEOUS

13.1 Waiver. Any Party may, at any time prior to the Closing, by action duly taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement by providing written notice thereof to the other Party or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

13.2 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by telecopy or email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

(a) If to Parent or Merger Sub (and, following the Closing, the Surviving Corporation), to:

Patterson Companies, Inc.
1031 Mendota Heights Road
St. Paul, MN 55120
Telecopy No.:	651-686-1656
Email:	les.korsh@pattersoncompanies.com
Attention:	Les B. Korsh, Esq.
Associate General Counsel

with copies to (which shall not constitute notice):

Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402-2157
Telecopy No.:	612-977-8650
E-mail:	banderson@briggs.com
Attention:	Brett D. Anderson, Esq.

(b) If to the Company, prior to the Closing, to:

Animal Health International, Inc.
822 7th St., Suite 740 / P.O. Box 1240
Greeley, CO 80631 / 80632-1240
Attention: John Adent, President and CEO
Telecopy No.: (970) 356-4623
Email: John.Adent@animalhealthinternational.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10011
Attention:	Howard A. Sobel, Esq.
John Giouroukakis, Esq.
Telecopy No.:	(212) 751- 4864
Email: Howard.Sobel@lw.com
John.Giouroukakis@lw.com

And

Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Attention: Gregory J. Ramos, Esq.
Telecopy No.: (303) 298-0940
Email: gramos@shermanhoward.com

and to the Holder Representative:

Leonard Green & Partners
1111 Santa Monica Boulevard
Suite 2000
Los Angeles, CA 90025
Attention: John Baumer and Alyse Wagner
Telecopy No.: (310) 954-0404
Email:	baumer@leonardgreen.com
wagner@leonardgreen.com

(c) If to the Holder Representative, to:

Leonard Green & Partners
1111 Santa Monica Boulevard
Suite 2000
Los Angeles, CA 90025
Attention: John Baumer and Alyse Wagner
Telecopy No.: (310) 954-0404
Email: baumer@leonardgreen.com
wagner@leonardgreen.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10011
Attention:	Howard A. Sobel, Esq.
John Giouroukakis, Esq.
Telecopy No.: (212) 751- 4864
Email: Howard.Sobel@lw.com
John Giouroukakis@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing.

13.3 Assignment. No Party shall assign (by contract, stock sale, operation of Law or otherwise) this Agreement or any part hereof without the prior written consent of the other Parties; provided, that Parent and Merger Sub may assign this Agreement and their rights hereunder without the prior written consent of the Company to one or more of their Affiliates, but no such assignment shall relieve Parent or Merger Sub of any liability or obligation hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

13.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (ii) from and after the Effective Time, the Company Equityholders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article II, Article III and Article XII, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.15, (iv) the Financing Sources are intended third-party beneficiaries of Section 13.6, Section 13.10(b), Section 13.13(b), this Section 13.4 and the last sentence of Section 13.15 and (v) from and after the Effective Time, John Adent and Dave Wagley (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Section 7.3(a).

13.5 Expenses; Attorneys’ Fees. Except as otherwise provided herein (including Section 3.5(b), Section 3.8, Section 6.3(d), Section 6.4, Section 7.1(d) and Article XII), each Party, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 3.8), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, further, that, in the event that the transactions contemplated hereby are not consummated, the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby. If any Action relating to this Agreement (including with respect to Article XII) or any of the transactions contemplated hereby or the enforcement thereof is brought against any Party, the prevailing party, if any, shall be entitled to recover reasonable and documented attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

13.6 Governing Law; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, except for those provisions of this Agreement necessary to effect the Merger pursuant to the Laws of the State of Colorado, which provisions shall be governed by, and construed in accordance with, the Laws of the State of

Colorado, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, however, that any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby that involves any of the Financing Sources shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

(b) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY AND ANY OF THE FINANCING SOURCES IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

13.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

13.8 Schedules and Exhibits. The Schedules (including the Company Disclosure Schedules and the Parent Disclosure Schedules) and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to any other sections or schedules to the extent it is reasonably apparent on its face that such disclosure is relevant to such other section or schedule contained in this Agreement. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.9 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Escrow Agreement and that certain Mutual Confidentiality Agreement, dated as of April 21, 2015, by and between Parent and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement, the Escrow Agreement and the Confidentiality Agreement.

13.10 Amendments.

(a) This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

(b) Notwithstanding the foregoing, in the event that any party seeks an amendment, modification, consent or waiver to any of Section 13.4, Section 13.6, Section 13.13(b), this Section 13.10(b) or the last sentence of Section 13.15 that is adverse to the Financing Sources, the prior written consent of the Financing Sources shall be required before any such amendment, modification, consent or waiver may become effective.

13.11 Publicity. Through and including the Closing Date, all press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed by any Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

13.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

13.13 Jurisdiction.

(a) Subject to Section 13.6(b) and Section 13.13(b) below, any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.13(a).

(b) Notwithstanding anything herein to the contrary, the Parties acknowledge and irrevocably agree (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby or the Financing or related thereto shall be subject to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court and (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court.

13.14 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the availability of monetary damages shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.14 shall not be required to provide any bond or other security in connection with any such injunction.

13.15 Non-Recourse. Without limiting the rights of the Parties under Section 13.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party; provided, however that nothing herein shall limit the rights and remedies of the Parties and their respective Affiliates under the Confidentiality Agreement. Without limiting the rights of the Parties under Section 13.14 or the Parties’ respective rights and remedies under the Confidentiality Agreement, except to the extent a named Party hereto (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named Party and (ii) no past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The Company, on behalf of itself and its Affiliates, agrees that the Financing Sources shall be subject to no liability or claims by the Company or its Affiliates, whether at law, or equity, in contract, in tort or otherwise, relating to or arising out of this Agreement or in connection with the Financing or the performance of services by the Financing Sources with respect to the foregoing. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

13.16 Acknowledgement and Waiver.

(a) It is acknowledged by each of the Parties that the Holder Representative has retained Latham & Watkins, LLP (“L&W”) and the Company has retained L&W and Sherman & Howard L.L.C. (“S&H”) to act as their respective counsel in connection with the transactions contemplated hereby and that neither L&W nor S&H has acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Parent, Merger Sub and the Company agree that any attorney-client privilege and the expectation of client confidence attaching as a result of L&W’s representation of the Company or the Holder Representative or S&H’s representation of the Company related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among L&W and the Company, the Company Equityholders, the Holder Representatives and/or their respective Affiliates or S&H and the Company and its Affiliates related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Company and its Subsidiaries and L&W or S&H related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to the Holder Representative, (ii) the Company and its Subsidiaries hereby release all of their respective rights and interests to and in such communications and related materials and (iii) the Company and its Subsidiaries hereby release any right to assert or waive any privilege related to the communications referenced in this Section 13.16, the Company and its Subsidiaries acknowledge and agree that all such rights shall reside with the Holder Representative.

(b) Parent, Merger Sub and the Company agree that, notwithstanding any current or prior representation of the Company by L&W, L&W shall be allowed to represent any Company Equityholder, the Holder Representative or any of their respective Affiliates in any matters and disputes adverse to Parent, Merger Sub or the Company that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby; and Parent, Merger Sub and the Company hereby waive any conflicts or claim of privilege that may arise in connection with such representation. Further, Parent, Merger Sub and the Company agree that, in the event that a dispute arises after Closing between Parent, Merger Sub or the

Company and any Company Equityholder, the Holder Representative or any of their respective Affiliates, L&W may represent such Company Equityholder, the Holder Representative or Affiliate in such dispute even though the interests of such Company Equityholder, the Holder Representative or Affiliate may be directly adverse to Parent or the Company and even though L&W may have represented the Company in a matter substantially related to such dispute.

(c) Parent and Merger Sub acknowledge that any advice given to or communication with any Company Equityholder, the Holder Representative or any of their respective Affiliates (other than the Company) shall not be subject to any joint privilege and shall be owned solely by such Company Equityholder, the Holder Representative and any Affiliate of each such party. Parent, Merger Sub and the Company each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than L&W.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

PATTERSON COMPANIES, INC.

By:	/s/ Scott P. Anderson
Name:	Scott P. Anderson
Title:	Chairman and Chief Executive Officer

RAMS MERGER SUB, INC.

By:	/s/ Les B. Korsh
Name:	Les B. Korsh
Title:	President and Chief Executive Officer

ANIMAL HEALTH INTERNATIONAL, INC.

By:	/s/ John Adent
Name:	John Adent
Title:	President and Chief Executive Officer

LEONARD GREEN & PARTNERS, L.P., solely in its capacity as Holder Representative

By:	/s/ Alyse Wagner
Name:	Alyse Wagner
Title:	Principal